                                                                    EXHIBIT 10.9

                                CREDIT AGREEMENT

         THIS CREDIT AGREEMENT, dated as of the 30th day of June, 2002 (this "Agreement"), is made among LASON, INC., a Delaware corporation with its principal offices in Troy, Michigan (the "Borrower"), the banks and financial institutions listed on the signature pages hereto or that become parties hereto after the date hereof (collectively, the "Lenders"), and BANK ONE, NA, with its main office in Chicago, Illinois ("Bank One"), as successor by merger to Bank One, Michigan, as agent for the Lenders (in such capacity, the "Agent").

RECITALS

         WHEREAS, the Borrower, certain subsidiaries of the Borrower, the Lenders and the Agent are parties to that certain Third Amended and Restated Credit Agreement dated as of August 16, 1999, pursuant to which the Lenders advanced certain credit to the Borrower;

         WHEREAS, on December 5, 2001 (the "Petition Date"), the Borrower, together with its Subsidiaries Electronic Graphic Image Systems, Inc., Fort Knox Escrow Services, Inc., Fort Knox Secured Data, Inc., Lason International, Inc., Lason Services, Inc., Lason Systems, Inc., Lason Systems PMC, Inc., MR Data Management, Inc. and MR Technologies, Inc. (collectively with the Borrower, the "Debtors"), filed, with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), voluntary petitions for relief under chapter 11 of the Bankruptcy Code;

         WHEREAS, on April 30, 2002, the Bankruptcy Court entered an order converting the chapter 11 cases of Fort Knox Escrow Services, Inc. and Fort Knox Secured Data, Inc. (the "Chapter 7 Subsidiaries") to cases under Chapter 7 of the Bankruptcy Code;

         WHEREAS, the Debtors filed a First Amended Joint Plan of Reorganization of Lason, Inc. and its Subsidiary Debtors with the Bankruptcy Court (the "Plan of Reorganization") and the Plan of Reorganization has been approved by the Bankruptcy Court; and

         WHEREAS, $90,000,000 of the claims of the Lenders (as reduced for certain asset sale proceeds received during the pendency of the Cases) under the Pre-Petition Credit Agreement are to be evidenced by loans hereunder and the existing secured claims of the Lenders owing by the Borrower and its Subsidiaries are to be restructured upon the terms and conditions set forth herein and in the Plan of Reorganization;

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

         1.1 Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

         "Acquisition" shall mean any acquisition, whether in a single transaction or series of related transactions, by the Borrower or any one or more Subsidiaries, or any combination thereof, of (a) all or a substantial part of the assets, or a going business or division, of any Person, whether through purchase of assets, merger or otherwise, or (b) control of at least a majority in voting power of the Capital Stock of any Person.

         "Affiliate" shall mean, as to any Person, each other Person that directly, or indirectly through one or more intermediaries, owns or controls, is controlled by or under common control with, such Person or is a director or officer of such Person. For purposes of this definition, with respect to any Person, "control" shall mean (i) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (ii) the beneficial ownership of securities or other ownership interests of such Person having 10% or more of the combined voting power of the then outstanding securities or other ownership interests of such Person ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors or other governing body of such Person.

         "Agent" shall mean Bank One, in its capacity as Agent appointed under
Article X, and its successors and permitted assigns in such capacity.

         "Agreement" shall mean this Credit Agreement, as amended, modified or supplemented from time to time.

         "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day or (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

         "Asset Sale" means, with respect to any Person, the sale, assignment, lease, conveyance, transfer or other disposition by such Person of any of its assets (including by way of a sale-leaseback transaction and including the sale or other transfer of any of the equity interests of any Subsidiary of such Person) (exclusive of sales or dispositions permitted by Section 8.4(i), (ii),
(iii), (iv), (v) or (vi)).

         "Assignee" shall have the meaning given to such term in Section
11.6(a).

         "Assignment and Acceptance" shall mean an Assignment and Acceptance entered into between a Lender and an Assignee and accepted by the Agent, in substantially the form of Exhibit A.

         "Authorized Officer" shall mean, with respect to any action specified herein, any officer of the Borrower or a Subsidiary duly authorized by resolution of the board of directors of the Borrower or such Subsidiary to take such action on its behalf, and whose signature and incumbency shall have been certified to the Agent by the secretary or an assistant secretary of the Borrower or such Subsidiary.

         "Bankruptcy Code" shall mean 11 U.S.C.ss.ss.101 et seq., as amended from time to time, and any successor statute.

         "Bankruptcy Court" - see the recitals.

         "Business Day" means a day (other than a Saturday or Sunday) on which banks generally are open in Detroit, Chicago and New York for the conduct of substantially all of their commercial lending activities.

         "Capital Expenditures" shall mean, for any period, the aggregate amount (whether paid in cash or accrued as a liability) that would, in accordance with GAAP, be included on the consolidated statement of cash flows of the Borrower and its Subsidiaries for such period as capital expenditures; provided, however, that Capital Expenditures shall not include any such expenditures for replacements and substitutions for capital assets, to the extent made with the proceeds of insurance.

         "Capital Stock" shall mean (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

         "Cases" means the chapter 7 and chapter 11 cases of the Debtors under case nos. 01-11488, 01-11489, 01-11491, 01-11492, 01-11494, 01-11496, 01-11497,
01-11499, 01-11501 and 01-11503 (MFW) in the Bankruptcy Court.

         "Cash Equivalents" shall mean (i) securities issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within 90 days from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 90 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor's Ratings Services or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc., (iii) time deposits and certificates of deposit maturing within 90 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof that has combined capital and surplus of at least $500,000,000 and that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor's Ratings Services or at least A2 or the equivalent thereof by Moody's Investors Service, Inc., (iv) repurchase obligations with a term not exceeding seven (7) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above and (v) money market funds at least 95% of the assets of which are continuously invested in securities of the type described in clause (i) above.

         "Chapter 7 Subsidiaries" - see the recitals.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

         "Collateral" - see Section 2.11.

         "Compliance Certificate" shall mean a fully completed and duly executed certificate in the form of Exhibit B, together with a Covenant Compliance Worksheet.

         "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan of Reorganization pursuant to Section 1129 of the Bankruptcy Code, dated May 17, 2002.

         "Consolidated EBITDA" shall mean, for any period, the aggregate of (i) Consolidated Net Income for such period, plus (ii) the sum of Consolidated Interest Expense, federal, state, local and other income taxes, depreciation and amortization of intangible assets, and extraordinary and nonrecurring restructuring charges properly recorded, including but not limited to costs and professional fees associated with the Borrower's Chapter 11 restructuring and the implementation and administering of the Plan of Reorganization both before and after Plan Effectiveness, all to the extent taken into account in the calculation of Consolidated Net Income for such period, minus (iii) the sum of extraordinary or nonrecurring gains (including in connection with the sale or write-up of assets) and other noncash credits increasing income for such period, all to the extent taken into account in the calculation of Consolidated Net Income for such period.

         "Consolidated Interest Expense" shall mean, for any period, the sum (without duplication) of (i) total interest expense of the Borrower and its Subsidiaries for such period in respect of Indebtedness of the Borrower and its Subsidiaries (including, without limitation, all such interest expense accrued or capitalized during such period, whether or not actually paid during such period), determined on a consolidated basis in accordance with GAAP, (ii) all net amounts payable under or in respect of Hedge Agreements, to the extent paid or accrued by the Borrower and its Subsidiaries during such period and (iii) all commitment fees, issuance fees for letters of credit and other ongoing fees in respect of Indebtedness paid, accrued or capitalized by the Borrower and its Subsidiaries during such period.

         "Consolidated Net Income" shall mean, for any period, net income (or loss) for the Borrower and its Subsidiaries (excluding Subsidiaries that are Designated Assets on Plan Effectiveness) for such period, determined on a consolidated basis in accordance with GAAP.

         "Consolidated Net Worth" shall mean, as of any date of determination, the net worth of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP but (i) excluding any Disqualified Capital Stock and (ii) without regard to the requirements of Statement of Financial Accounting Standards No. 115 issued by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants.

         "Contingent Obligation" shall mean, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefore, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Borrower and its Subsidiaries, the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

         "Covenant Compliance Worksheet" shall mean a fully completed worksheet in the form of Attachment A to Exhibit B.

         "Credit Documents" shall mean this Agreement, the Notes, the Pledge Agreement, the Guaranties, any other Security Documents, any Hedge Agreement to which the Borrower and any Lender are parties and that is permitted or required to be entered into by the Borrower hereunder, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Agent or any Lender by or on behalf of the Borrower or any of its Subsidiaries with respect to this Agreement and the transactions contemplated hereby, in each case as amended, modified, supplemented or restated from time to time.

         "Debtors" - see the recitals.

         "Default" means any Event of Default or any event or condition which would become an Event of Default with notice or passage of time or both.

         "Designated Assets" means assets listed on Schedule 1, as such schedule may be modified from time to time by the Borrower with the written consent of the Required Lenders (which consent shall not be unreasonably withheld).

         "Disclosure Statement" means the Disclosure Statement with respect to First Amended Joint Plan of Reorganization of Lason, Inc. and its Subsidiary Debtors dated March 18, 2002 submitted by the Debtors in connection with the solicitation of acceptances of the Plan of Reorganization.

         "Disqualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Stock referred to in clause (i) or (ii) above, in each case under clause (i), (ii) or (iii) above at any time on or prior to the Facility Termination Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.

         "Dollars" or "$" shall mean dollars of the United States of America.

         "Domestic Subsidiary" means any Subsidiary of the Borrower which is organized under the laws of any State of the United States of America or the District of Columbia.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

         "ERISA Affiliate" shall mean any Person (including any trade or business, whether or not incorporated) that would be deemed to be under "common control" with, or a member of the same "controlled group" as, the Borrower or any of its Subsidiaries, within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

         "ERISA Event" shall mean any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event with respect to a Plan or a Multiemployer Plan, (ii) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan that results in liability under
Section 4201 or 4204 of ERISA, or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by the Borrower or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce
Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Borrower or any ERISA Affiliate, (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under
Section 401(a) of the Code by any fiduciary of any Plan for which the Borrower or any of its ERISA Affiliates may be directly or indirectly liable or (ix) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections.

         "Eligible Assignee" shall mean (i) a commercial bank organized under the laws of the United States or any state thereof and having total assets in excess of $1,000,000,000, (ii) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or any successor thereto (the "OECD") or a political subdivision of any such country and having total assets in excess of $1,000,000,000, provided that such bank or other financial institution is acting through a branch or agency located in the United States, in the country under the laws of which it is organized or in another country that is also a member of the OECD, (iii) the central bank of any country that is a member of the OECD, (iv) a finance company, insurance company or other financial institution or fund (including any group of funds managed by a fund manager) that is engaged in making, purchasing or otherwise investing in loans in the ordinary course of its business and having total assets in excess of $500,000,000, (v) any Affiliate of an existing Lender or (vi) any other Person who would qualify as an accredited investor under applicable securities laws and who is approved by the Required Lenders, which approval shall not be unreasonably withheld.

         "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law (collectively, "Claims"), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health or the environment.

         "Environmental Laws" shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health or occupational safety or the environment, now or hereafter in effect and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

         "Event of Default" shall have the meaning given to such term in Section 9.1.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

         "Facility Termination Date" means June 30, 2007.

         "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. (New York time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

         "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

         "Financial Officer" shall mean, with respect to the Borrower, the chief financial officer, vice president - finance, principal accounting officer or treasurer of the Borrower.

         "Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) 2.50%, in each case changing when and as the Alternate Base Rate changes.

         "Foreign Subsidiary" means each Subsidiary of the Borrower other than a Domestic Subsidiary.

         "Funded Indebtedness" means Indebtedness which has actually been funded and is outstanding.

         "GAAP" shall mean generally accepted accounting principles, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained, as in effect from time to time (subject to the provisions of Section 1.2).

         "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Guarantor" means each present and future Domestic Subsidiary and Foreign Subsidiary of the Borrower and any other Person executing a Guaranty at any time, other than, in each case, any Inactive Subsidiary.

         "Guaranty" means each guaranty agreement in substantially the form of Exhibit D duly executed by a Guarantor to the Agent, including any amendment, modification, renewal or replacement of such guaranty agreement.

         "Hazardous Substances" shall mean any substances or materials (i) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (ii) that are defined by any Environmental Law as toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (iii) the presence of which require investigation or response under any Environmental Law, (iv) that constitute a nuisance, trespass or health or safety hazard to Persons or neighboring properties, (v) that consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance or (vi) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

         "Hedge Agreement" shall mean any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.

         "Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Hedge Agreements and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedge Agreement.

         "Inactive Subsidiaries" shall mean those Subsidiaries of the Borrower which had gross revenues of less than $1,000,000 in the prior fiscal year, as set forth in Schedule 5.7, and such other Subsidiaries identified on Schedule
5.7 as "Inactive Subsidiaries".

         "Indebtedness" shall mean, with respect to any Person (without duplication), (i) all indebtedness and obligations of such Person for borrowed money or in respect of loans or advances of any kind, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers' acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (iv) all obligations of such Person to pay the deferred purchase price of property or services, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital leases, to the extent such obligations are required to be so recorded, (vii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock), (viii) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date,
(ix) all Contingent Obligations of such Person and (x) all indebtedness referred to in clauses (i) through (ix) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.

         "Junior Note Indenture" means the indenture pursuant to which the Junior Notes are issued.

         "Junior Notes" means the $3,117,790 aggregate principal amount non-interest bearing junior unsecured notes issued on Plan Effectiveness to the holders of Key Manager Claims (as defined in the Plan of Reorganization).

         "Lender" shall mean each financial institution signatory hereto and each other financial institution that becomes a "Lender" hereunder pursuant to
Section 11.6, and their respective successors and assigns.

         "Lending Installation" means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on a schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.9.

         "Lien" shall mean any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

         "Loan" means, with respect to a Lender, such Lender's loan made pursuant to Article II.

         "Margin Stock" shall have the meaning given to such term in Regulation
U.

         "Material Adverse Change" shall mean a material adverse change in the condition (financial or otherwise), operations, prospects, business, properties or assets of the Borrower and its Subsidiaries, taken as a whole.

         "Material Adverse Effect" shall mean a material adverse effect upon (i) the condition (financial or otherwise), operations, prospects, business, properties or assets of the Borrower and its Subsidiaries, taken as a whole,
(ii) the ability of the Borrower or any Subsidiary to perform its obligations under this Agreement or any of the other Credit Documents to which it is a party or (iii) the legality, validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of the Agent and the Lenders hereunder and thereunder.

         "Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

         "Net Cash Flow" means, for any period, the excess (if any) of the consolidated aggregate cash receipts of the Borrower and its Subsidiaries during such period (including the Borrower's share of any Net Cash Proceeds generated by permitted Asset Sales) compared to the consolidated aggregate cash disbursements of the Borrower and its Subsidiaries during such period for operating expenses, taxes and debt service. The calculation of Net Cash Flow for any period shall exclude disbursements during such period for (i) professional fees, administrative fees, cure costs and other expenses related to the Cases but paid after Plan Effectiveness, (ii) restructuring fees and costs related to implementation of the Plan of Reorganization and (iii) the amount of any optional principal prepayments to the Lenders pursuant to Section 2.2(a).

         "Net Cash Proceeds" means, (i) in the case of any Asset Sale, without duplication, the cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale, net of reasonable and documented attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale (other than any Lien in favor of the Agent to secure the Secured Obligations) and other customary fees and expenses actually incurred in connection therewith, taxes paid or reasonably estimated to be payable as a result thereof, and any cash reserves required to be maintained for liabilities associated with such Asset Sale (provided that such cash reserves shall become Net Cash Proceeds when no longer required to be held as reserves), and (ii) in the case of any issuance, sale or other disposition by the Borrower or any of its Subsidiaries of their respective Capital Stock, or the incurrence by the Borrower or any of its Subsidiaries of any funded indebtedness, the cash proceeds received by the Borrower or its Subsidiaries in connection with such transaction or transactions, net of reasonable and documented attorneys' fees, accountants' fees, investment banking fees and other customary fees and expenses actually incurred in connection therewith.

         "Non-Excluded Taxes" - see Section 3.2.

         "Note" is defined in Section 2.8.

         "Obligations" shall mean all principal of and interest (including, to the greatest extent permitted by law, post-petition interest) on the Loans and all fees, expenses, indemnities and other obligations owing, due or payable at any time by the Borrower to the Agent, any Lender or any other Person entitled thereto, under this Agreement or any of the other Credit Documents.

         "Overdue Rate" means a per annum rate that is equal to the sum of three percent (3%) per annum plus the Floating Rate.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

         "Participant" shall have the meaning given to such term in Section 11.6(d).

         "Payment Date" shall mean the last Business Day of each month.

         "Permitted Acquisition" shall mean any Acquisition consented to by the Required Lenders as evidenced by the written consent of the Agent.

         "Permitted Liens" shall have the meaning given to such term in Section 8.3.

         "Person" shall mean any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or any other legal entity.

         "Petition Date" - see the recitals.

         "Plan" shall mean any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which the Borrower or any ERISA Affiliate may have any liability.

         "Plan Effectiveness" means the time the Plan of Reorganization becomes effective in accordance with Article IX thereof.

         "Plan of Reorganization" - see the recitals.

         "Pledge Agreement" shall mean a pledge agreement made by the Borrower or any Subsidiary in favor of the Agent, in substantially the form of Exhibit E, as amended, modified or supplemented from time to time.

         "Pre-Petition Credit" - see Section 2.1(a).

         "Pre-Petition Credit Agreement" means the Third Amended and Restated Credit Agreement dated as of August 16, 1999 among the Borrower, various subsidiaries, various lenders and the Agent, as amended prior to the Petition Date, including without limitation by the Plan of Reorganization Term Sheet dated November 30, 2001.

         "Prime Rate" means the per annum rate announced by the Agent from time to time as its "prime rate" (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

         "Prohibited Transaction" shall mean any transaction described in (i)
Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Code that is not exempt by reason of
Section 4975(c)(2) or 4975(d) of the Code.

         "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

         "Register" shall have the meaning given to such term in Section
11.6(b).

         "Regulations T, U and X" shall mean Regulations T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

         "Reportable Event" shall mean (i) any "reportable event" within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under,
Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Code), (ii) any such "reportable event" subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code and (iv) a cessation of operations described in Section 4062(e) of ERISA.

         "Required Lenders" shall mean Lenders in the aggregate having at least a majority of the aggregate unpaid principal amount of the outstanding Loans.

         "Requirement of Law" shall mean, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

         "Responsible Officer" shall mean, with respect to the Borrower, the president, the chief executive officer, the chief financial officer, any executive officer or any other Financial Officer of the Borrower, and any other officer or similar official thereof responsible for the administration of the obligations of the Borrower in respect of this Agreement.

         "Secured Obligations" means, collectively, (i) the Obligations and (ii) all Hedging Obligations of the Borrower or any of its Subsidiaries owing to one or more Lenders or their Affiliates.

         "Security Agreement" means each security agreement entered into by the Borrower or any Domestic Subsidiary for the benefit of the Agent to secure the Secured Obligations pursuant to this Agreement, in substantially the form of Exhibit G, as amended or modified from time to time.

         "Security Documents" shall mean the Pledge Agreement, the Security Agreements and all other similar agreements or instruments executed and delivered by the Borrower or any of its Subsidiaries pursuant to Section 6.9 or
Section 6.10 or otherwise in connection with the transactions contemplated hereby, in each case as amended, modified or supplemented from time to time.

         "Seller Notes" shall mean any evidence of Indebtedness issued as partial consideration for a Permitted Acquisition that matures less than one year from the date of creation thereof.

         "Subordinated Indebtedness" - see Section 8.2(iv).

         "Subsidiary" shall mean, with respect to any Person, any corporation or other Person of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term "Subsidiary" shall be deemed to refer to a Subsidiary of the Borrower. The term "Subsidiary" shall not include any of the Inactive Subsidiaries or either of the Chapter 7 Subsidiaries.

          "Term Credit" means the Loans.

         "Unfunded Pension Liability" shall mean, with respect to any Plan or Multiemployer Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Code for the applicable plan year.

         "Wholly Owned" shall mean, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary (except for directors' qualifying shares or nominal amounts of shares held by third Persons to satisfy any applicable native ownership requirement imposed by applicable law) is owned, directly or indirectly, by such Person.

         1.2 Accounting Terms. Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined shall have the meanings customarily given them in accordance with GAAP. Notwithstanding anything to the contrary in this Agreement, for purposes of calculation of the financial covenants set forth in Article VII, all accounting determinations and computations hereunder shall be made in accordance with GAAP as in effect as of the date of this Agreement applied on a basis consistent with the application used in preparing the most recent financial statements of the Borrower referred to in Section 5.10. In the event that any changes in GAAP after such date are required to be applied to the Borrower and would affect the computation of the financial covenants contained in Article VII, such changes shall be followed only from and after the date this Agreement shall have been amended to take into account any such changes.

         1.3 Other Terms; Construction. Unless otherwise specified or unless the context otherwise requires, all references herein to sections, annexes, schedules and exhibits are references to sections, annexes, schedules and exhibits in and to this Agreement, and all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.

                                   ARTICLE II.

                                 THE TERM CREDIT

         2.1 Conversion to Term Credit.

         (a) Pre-Petition Loans and Conversion. Prior to Plan Effectiveness, certain "Loans" (the "Pre-Petition Loans") were previously made to the Borrower and its Subsidiaries under the Pre-Petition Credit Agreement, the aggregate outstanding principal balance of which as of the Petition Date equalled $260,815,312.31 (the "Pre-Petition Credit"). Subject to terms and conditions set forth in this Agreement, each of the parties hereto agrees that on Plan Effectiveness (a) $90,000,000 of the Pre-Petition Credit (as reduced for certain asset sale proceeds received during the pendency of the Cases as set forth on
Schedule 2.1) shall be reevidenced by this Agreement as the Term Credit hereunder and the terms and conditions of such Pre-Petition Credit shall be amended and restated in its entirety as set forth in this Agreement and (b) the remaining $170,815,312.31 outstanding principal balance of the Pre-Petition Credit shall be treated as set forth in the Plan of Reorganization.


         (b) Amount of Term Credit. Subject to the terms and conditions set forth in this Agreement, Ninety Million Dollars ($90,000,000) of the Pre-Petition Credit (as reduced for certain asset sale proceeds received during the pendency of the Cases as set forth on Schedule 2.1) is reevidenced hereby as the Term Credit held by each Lender, on Plan Effectiveness, in the respective amount set forth across from its signature hereto (which amount is based upon the ratable share of the amount of the Pre-Petition Credit held by each such Lender immediately prior to Plan Effectiveness).

         (c) Repayment of Term Credit. Unless earlier payment is required under this Agreement, the Borrower hereby unconditionally promises to pay to the Agent for the pro rata account of each Lender the unpaid principal amount of the Term Credit in periodic principal payments as follows:

Payment Date                                                 Principal Installment
------------                                                 ---------------------
June 30, 2002                                                $3,249,210
June 30, 2003                                                $1,000,000
September 30, 2003                                           $1,000,000
December 31, 2003                                            $1,000,000
March 31, 2004                                               $1,000,000
June 30, 2004                                                $1,000,000
September 30, 2004                                           $1,000,000
December 31, 2004                                            $1,000,000
March 31, 2005                                               $1,000,000
June 30, 2005                                                $1,000,000
September 30, 2005                                           $1,000,000
December 31, 2005                                            $1,000,000
March 31, 2006                                               $1,000,000
June 30, 2006                                                $1,000,000
September 30, 2006                                           $1,000,000
December 31, 2006                                            $1,000,000
March 31, 2007                                               $1,000,000

         On the Facility Termination Date, the outstanding principal balance of the Term Credit, if any, shall be paid in full.

         (d) No Commitment to Advance New Loans. No installment of the Term Credit shall be reborrowed once repaid, and no Lender shall be under any obligation or commitment to advance any additional loans or other credit to the Borrower or any of its Subsidiaries.

         (e) No Effect on Certain Other Rights. Notwithstanding the conversion of a portion of the Pre-Petition Loans as the Term Credit as described in subparagraph (a) above, nothing contained herein shall be deemed to have modified or retracted, for any period prior to Plan Effectiveness, the terms and conditions that were applicable to repayment of the Pre-Petition Loans under the Pre-Petition Credit Agreement prior to Plan Effectiveness. All actions performed by or on behalf of the Borrower or its Subsidiaries prior to Plan Effectiveness under the Pre-Petition Credit Agreement, including without limitation the partial repayment of the Pre-Petition Loans and the remittance of certain proceeds of collateral securing the Pre-Petition Loans in furtherance of their obligations under the Pre-Petition Credit Agreement, are hereby confirmed and ratified, and the Agent and the Lenders shall be entitled to retain the full benefit of such performance. There shall be no disgorgement, refund or rescission with respect to any payment made by or on behalf of the Borrower and received by the Agent or the Lenders prior to Plan Effectiveness pursuant to the terms of the Pre-Petition Credit Agreement or otherwise. Further, the conversion of a portion of the Pre-Petition Loans as the Term Credit as described in subparagraph (a) above shall not impair any other rights that the Agent or any Lender may have under the terms of the Plan of Reorganization, including without limitation such rights as the holders of equity interests in the Borrower.

         2.2  Prepayments.

         (a) Optional Prepayments. The Borrower may from time to time prepay, without penalty or premium, all outstanding Loans, or, in a minimum aggregate amount of $500,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Loans upon two Business Days' prior notice to the Agent. All such optional principal prepayments shall be applied to the principal installments payable under Section 2.1(c) in the inverse order of maturity. Each prepayment pursuant to this Section 2.2(a) shall be accompanied by accrued and unpaid interest on the amount prepaid to the date of prepayment.

         (b) Mandatory Prepayments. In addition to all other payments of the Term Credit required hereunder, upon receipt by the Borrower or any Subsidiary of any Net Cash Proceeds from (i) any Asset Sale, (ii) any capital contribution or the issuance of any Capital Stock of the Borrower or any of its Subsidiaries (other than the issuance of Capital Stock pursuant to an intercompany transaction between the Borrower and any Guarantor or between any Guarantors and other than the issuance of Capital Stock pursuant to any employee incentive program) or (iii) the incurrence of any

Funded Indebtedness by the Borrower or any of its Subsidiaries (other than Funded Indebtedness permitted under clauses (i), (ii), (iii), (vi), (viii) and
(xiii) of Section 8.2), the Borrower shall prepay the Term Credit by an amount equal to 100% of such Net Cash Proceeds. Notwithstanding the preceding sentence, in connection with any Asset Sale of a Designated Asset, so long as no Default or Event of Default exists, 75% of the Net Cash Proceeds from such Asset Sale shall be remitted to the Lenders as a mandatory prepayment of the Term Credit so long as the aggregate Net Cash Proceeds derived from all sales of Designated Assets (during the period from and after November 14, 2001) are equal to or less than $55,000,000 (and the remaining 25% of such Net Cash Proceeds may be retained by the Borrower or the applicable Subsidiary), and 80% of the Net Cash Proceeds from such Asset Sale shall be remitted to the Lenders as a mandatory prepayment of the Term Credit if the aggregate Net Cash Proceeds derived from all sales of Designated Assets (during the period from and after November 14, 2001) are greater than $55,000,000 (and the remaining 20% of such Net Cash Proceeds may be retained by the Borrower or the applicable Subsidiary). All prepayments under this Section 2.2(b) shall be applied to the principal installments payable under Section 2.1(c) in the inverse order of maturity.

         2.3 Interest Rate. Each Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date of Plan Effectiveness to but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest will take effect simultaneously with each change in the Alternate Base Rate.

         2.4 Rates Applicable After Event of Default. Notwithstanding anything to the contrary contained in Section 2.3, during the continuance of an Event of Default the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 11.5 requiring unanimous consent of the Lenders to changes in interest rates), declare that each Loan shall bear interest at the Overdue Rate, provided that each Loan shall automatically bear interest at the Overdue Rate in connection with any Event of Default pursuant to
Section 9.1(g) or 9.1(h).

         2.5 Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Section 11.4, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Section 11.4 or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with the Agent for each payment of principal, interest and fees as it becomes due hereunder.

         2.6 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Loan shall be payable on each Payment Date, commencing with the first such date to occur after Plan Effectiveness, on any date on which such Loan is prepaid (on the portion so prepaid), whether due to acceleration or otherwise, and at maturity. Interest shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall not be payable for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on a Loan shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

         2.7 Notification of Interest Rate Changes and Repayments. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each repayment notice received by it hereunder. The Agent will give each Lender prompt notice of each change in the Alternate Base Rate.

         2.8  Noteless Agreement; Recordation.

                  (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

              (ii) The Agent shall also maintain accounts in which it will record (a) the amount of each Loan hereunder, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.

              (iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

              (iv) Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of Exhibit F (a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Lender Note(s) payable to the order of such Lender in a form supplied by the Agent. Thereafter, the Loans evidenced by such Note(s) and interest thereon shall at all times (including after any assignment pursuant to Section 11.6) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to
         Section 11.6, except to the extent that any such Lender or assignee subsequently returns any such Note(s) for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note(s), provided, however, that neither the failure to so record nor any error in such recordation shall affect the Borrower's obligations under such Note(s).

         2.9 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrower in accordance with Article 11.4, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

         2.10 Financial Condition of Borrower. Neither the Agent nor any Lender shall have any obligation to the Borrower or any Guarantor to disclose or discuss with the Borrower or any Guarantor the Agent's or any Lender's assessment of the financial condition of the Borrower or any Guarantor, and the Borrower hereby waives any obligation of any Lender to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower or any Guarantor now or hereafter known by the Agent or any Lender. The Borrower assumes the responsibility for being and keeping informed of the financial condition of the Borrower and each Guarantor and of all circumstances bearing upon the risk of nonpayment of the Obligations by the Borrower. No Lender shall have any obligation to the Borrower arising from any Lender's assessment of, or failure to assess, the Borrower's or any Guarantor's financial condition in connection with the granting of any Loans of credit hereunder.

         2.11 Collateral Security; Further Assistance. As security for the payment of the Secured Obligations, the Borrower shall grant or cause to be granted to the Agent, for the ratable benefit of the Lenders, a lien on and security interest in all of the following, whether now or hereafter existing or acquired, and all proceeds thereof, all as more specifically described in the Security Documents: substantially all Property of the Borrower and of its Subsidiaries, whether now owned or hereafter acquired, provided that the Agent may in its discretion exclude Property from this definition of Collateral which is not material in the aggregate; provided, further that the Borrower and its Subsidiaries shall not be required to grant or cause to be granted the pledge of any Capital Stock of any Inactive Subsidiary or any Chapter 7 Subsidiary or the pledge of any Capital Stock of any Foreign Subsidiary which is prohibited by the laws of the jurisdiction of such Foreign Subsidiary (all of the foregoing Property defined herein as the "Collateral"). The Borrower will, and will cause each Subsidiary to, promptly (i) execute and deliver additional Security Documents, within five days after request therefor by the Agent, sufficient (as reasonably determined by the Agent) to grant to the Agent liens and security interests, securing all of the Secured Obligations, in any present or after acquired Collateral, and (ii) cause each Person that becomes a Subsidiary from time to time which is required to be a Guarantor as described in the definition of Guarantor to execute and deliver to the Lenders and the Agent, on the date such Person becomes a Subsidiary, a Guaranty and other Security Documents, together with other related documents described in Article IV sufficient to grant to the Agent for the benefit of the Lenders and the Agent liens and security interests in all Collateral securing the Secured Obligations. The Borrower shall notify the Agent, within five Business Days after the occurrence thereof, of the acquisition of any Collateral that is not subject to the existing Security Documents, and any other event or condition, other than the passage of time, that may require additional action of any nature in order to preserve the effectiveness and perfected status of the liens and security interests of the Agent with respect to all Collateral pursuant to the Security Documents, including, without limitation, delivering the originals of all promissory notes and other instruments to the Agent and delivering the originals of all stock certificates or other certificates evidencing any Capital Stock which is Collateral at any time. Additionally, without limiting the foregoing, the Borrower agrees to deliver such environmental reports as reasonably required by the Agent in connection with any real property and provide such other documentation to the Agent, including, without limitation, articles of incorporation, by-laws, resolutions and opinions of counsel, which in the opinion of the Agent is necessary or advisable in connection with Security Documents and Guaranties. At all times on and after the date requested by the Agent in its discretion, the Borrowers and the Guarantors shall direct all customers and other account debtors to make all payments in connection with any obligations to any Borrower or Guarantor directly to a lock-box account, which account shall be a non-interest bearing account over which the Agent or another Lender shall have control (within the meaning of the Uniform Commercial Code), and the Borrower and the Guarantors shall promptly execute such lock-box agreements, control agreements and related agreements in connection therewith, each in form and substance reasonably satisfactory to the Agent, it being understood that the Borrower and the Subsidiaries shall have the sole right to direct disposition of funds in all lock box accounts and other deposit accounts unless the Agent asserts exclusive control thereto during the existence of an Event of Default.

         2.12  Replacement of Lender. If the Borrower is required pursuant to
Section 3.1 or 3.2 to make any additional payment to any Lender (any Lender so affected, an "Affected Lender"), the Borrower may elect to replace such Affected Lender as a Lender party to this Agreement, provided that no Event of Default or Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Affected Lender pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender and to comply with the requirements of
Section 11.6 applicable to assignments and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including, without limitation, payments due to such Affected Lender under Sections 3.1 and 3.2.

                                  ARTICLE III.

                             CHANGE IN CIRCUMSTANCES

         3.1 Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary, without duplication of any other amount claimed pursuant to this Section 3.1 or any other provision of this Agreement, to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement or its Loans (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other generally applicable law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

         3.2 Taxes.(a) All payments of principal and interest made by the Borrower under this Agreement and any Note, if any, shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding income taxes and franchise taxes and State of Michigan single business tax imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Credit Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Agent or any Lender hereunder or under any Note, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates and in the amounts specified in this Agreement provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of Section 3.2(c). Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

         (b) If any Lender or the Agent shall become aware that it is entitled to receive a refund or credit (such credit to include any increase in any foreign tax credit as a result of Non-Excluded Taxes) as to which it has been indemnified by the Borrower pursuant to this Section 3.2, it shall promptly notify the Borrower of the availability of such refund or credit and shall, within 45 days after receipt of a request by the Borrower, apply for such refund or credit at the Borrower's expense, and in the case of any application for such refund or credit by the Borrower, shall, if legally able to do so, deliver to the Borrower such certificates, forms or other documentation as may be reasonably necessary, and reasonably acceptable to the Lender or the Agent, to assist the Borrower in such application. If any Lender or the Agent receives a refund or credit (such credit to include any increase in any foreign tax credit) in respect to any Non-Excluded Taxes as to which it has been indemnified by the Borrower pursuant to this Section 3.2, it shall promptly notify the Borrower of such refund or credit and shall, within 45 days after receipt of such refund or the benefit of such credit, repay the amount of such refund or benefit of such credit (with respect to the credit, as determined by the Lender or the Agent in its sole judgment) to the Borrower (to the extent of amounts that have been paid by the Borrower under this Section 3.2 with respect to Non-Excluded Taxes giving rise to such refund or credit), net of all reasonable out-of-pocket expenses of such Lender or the Agent and without interest (other than interest actually received from the relevant taxing authority or other Governmental Authority with respect to such refund or credit); provided however, that the Borrower, upon the request of such Lender or the Agent, agrees to return the amount of such refund or benefit of such credit to such Lender or the Agent in the event such Lender or the Agent is required to repay the amount of such refund or benefit of such credit to the relevant taxing authority or other Governmental Authority.

         (c) Each Lender that is not organized under the laws of the United States of America or a state thereof shall, at least five Business Days before the date of the initial payment to be made by the Borrower under this Agreement to such Lender, deliver to the Borrower and the Agent (A) if such Lender is a "bank" within the meaning of Section 881(c)(3)(A) of the Code, two duly completed copies of United States Internal Revenue Service Form W-8ECI or W-8BEN (or other appropriate form), certifying in either case that such Lender is entitled to receive payments under the Credit Documents without deduction or withholding of any United States federal income taxes or (B) if such Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and intends to claim exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such non-U.S. Lender delivers a Form W-8BEN, a certificate representing that such non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such non-U.S. Lender claiming complete exemption from U.S. Federal withholding tax on payments of interest by the Borrower under the Credit Documents. Each Lender that so delivers a Form W-8ECI or W-8BEN further undertakes to deliver to the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form (or a replacement of an expired form) expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under the Credit Documents without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender promptly advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

         3.3 Mitigation of Additional Costs or Adverse Circumstances. If, in respect of any Lender, circumstances arise which would or would upon the giving of notice result in an increase in the liability of the Borrower to such Lender under Section 3.1, then, without in any way limiting, reducing or otherwise qualifying the Borrower's obligations under Section 3.1, such Lender shall promptly upon becoming aware of the same notify the Agent thereof and shall, in consultation with the Agent and the Borrower and to the extent that it can do so without prejudice to its own position, take such reasonable steps as may be reasonably open to it to mitigate the effects of such circumstances (including, without limitation, the transfer of its Loans to a Lending Installation in another jurisdiction).

         3.4 Lender Statements; Survival of Indemnity. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1 or 3.2. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be prima facie evidence of the amount claimed. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable within ten Business Days of demand after receipt by the Borrower of such written statement. Notwithstanding any contrary provision of this Article III, the Borrower shall not be required to make any payment to any Lender pursuant to Section 3.1 with respect to any period of time more than 60 days prior to the date upon which such Lender's written statement in accordance with the terms of this Section 3.4 is delivered to the Borrower. The obligations of the Borrower under Section 3.1 and 3.2 shall survive for a period of one year after payment of the Obligations and termination of this Agreement.

                                  ARTICLE IV.

                           CONDITIONS TO EFFECTIVENESS

         4.1 Conditions to Effectiveness. This Agreement shall not be effective unless the Confirmation Order shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any material respect, (c) all conditions precedent to the Effective Date (under and as defined in the Plan of Reorganization) set forth in Sections 9.2(c) (other than effectiveness of this Agreement), (d) and (f) of the Plan of Reorganization, other than conditions expressly waived by the Required Lenders in writing, shall have been satisfied and the Agent shall have received a certificate from the chief financial officer of the Borrower certifying as to the satisfaction of such conditions and (d) the Borrower has furnished to the Agent with sufficient copies for the Lenders:

              (i) Counterparts of this Agreement duly executed by the Borrower and the Agent.

              (ii) Copies of the articles or certificate of incorporation of the Borrower and each Subsidiary, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

              (iii) Copies, certified by the Secretary or Assistant Secretary of the Borrower and each Subsidiary, of its by-laws and of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of the Credit Documents to which the Borrower or such Subsidiary is a party.

              (iv) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower and each Subsidiary, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower or such Subsidiary authorized to sign the Credit Documents to which the Borrower or such Subsidiary is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower or such Subsidiary.

              (v) A written opinion of counsel to the Borrower and the Guarantors, addressed to the Lenders in substantially the form of Exhibit C.

              (vi) Any Notes requested by a Lender pursuant to Section 2.8 payable to the order of each such requesting Lender.

              (vii) Pledge Agreements with respect to the Borrower and each Subsidiary that owns Capital Stock of another Subsidiary, duly completed and executed by the parties thereto, together with any certificates evidencing the Capital Stock being pledged thereunder and undated assignments separate from certificate for any such certificate, duly executed in blank (or a reaffirmation of the Pledge Agreements executed in accordance with the Pre-Petition Credit Agreement).

              (viii) Guaranties, duly executed by each applicable Subsidiary (or a reaffirmation of the Guaranties executed in accordance with the Pre-Petition Credit Agreement).

              (ix) Security Agreements, duly executed by the Borrower and each applicable Subsidiary (or a reaffirmation of the Security Agreements executed in accordance with the Pre-Petition Credit Agreement).

              (x)   A true and correct copy of the Junior Note Indenture.

              (xi) Such other documents as any Lender or its counsel, or the Agent or its counsel, may have reasonably requested.

         4.2 Additional Conditions to Effectiveness. In addition to the conditions set forth in Section 4.1, this Agreement shall not become effective unless:

                  (i) There exists no Event of Default or Default.

                  (ii) The representations and warranties contained in Article V are true and correct in all material respects.

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES

         To induce the Agent and the Lenders to enter into this Agreement and to induce the Lenders to convert a portion of their claims into the Term Credit as contemplated hereby, the Borrower represents and warrants to the Agent and the Lenders as follows:

         5.1 Corporate Organization and Power. Each of the Borrower and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the full corporate power and authority to execute, deliver and perform the Credit Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

         5.2 Authorization; Enforceability. Each of the Borrower and its Subsidiaries has taken all necessary corporate action to execute, deliver and perform each of the Credit Documents to which it is or will be a party, and has, or on any later date of execution and delivery will have, validly executed and delivered each of the Credit Documents to which it is or will be a party. This Agreement constitutes, and each of the other Credit Documents upon execution and delivery will constitute, the legal, valid and binding obligation of each of the Borrower and its Subsidiaries that is a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, by general equitable principles or by principles of good faith and fair dealing.

         5.3 No Violation. The execution, delivery and performance by each of the Borrower and its Subsidiaries of this Agreement and each of the other Credit Documents to which it is or will be a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its articles or certificate of incorporation or bylaws or contravene any other Requirement of Law applicable to it, (ii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any indenture, agreement or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject or (iii) except for the Liens granted in favor of the Agent pursuant to the Security Documents, result in or require the creation or imposition of any Lien upon any of its properties or assets. No Subsidiary is a party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of the Credit Documents, applicable Requirements of Law, customary net worth provisions in leases and customary non-assignment provisions with respect to Property subject to a Permitted Lien of the type described in Section 8.3(vi).

         5.4 Governmental and Third-Party Authorization; Permits. (a) No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by each of the Borrower and its Subsidiaries of this Agreement or any of the other Credit Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof, other than consents and filings the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) Each of the Borrower and its Subsidiaries has, and is in good standing with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct its business as currently conducted and to own or lease and operate its properties, except for those the failure to obtain which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

         5.5 Litigation. Except for the Cases, the Lason Class Action (as defined in the Confirmation Order) and current litigation pending against Lason Canada, Inc., there are no actions, investigations, suits or proceedings pending or, to the knowledge of the Borrower, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority or other Person, (i) against or affecting the Borrower, any of its Subsidiaries or any of their respective properties that would be reasonably likely to have a Material Adverse Effect or (ii) asserting the invalidity of this Agreement or any of the other Credit Documents.

         5.6 Taxes. Each of the Borrower and its Subsidiaries has timely filed all federal, state and local tax returns and reports required to be filed by it and has paid (or will pay in accordance with the Plan of Reorganization) all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than those that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP. Such returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby. There is no ongoing audit or examination outside the normal course of business or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of the Borrower or any of its Subsidiaries, and there is no unresolved claim by any Governmental Authority concerning the tax liability of the Borrower or any of its Subsidiaries for any period for which tax returns have been or were required to have been filed, other than claims for which adequate reserves have been established in accordance with GAAP.

         5.7 Subsidiaries. Schedule 5.7 sets forth a list, as of the date hereof, of all of the Subsidiaries and Inactive Subsidiaries of the Borrower and, as to each such Subsidiary, the percentage ownership (direct and indirect) of the Borrower or any other Subsidiary in each class of its Capital Stock and each direct owner thereof. Except for the shares of Capital Stock expressly indicated on Schedule 5.7, there are no shares of Capital Stock of any Subsidiary of the Borrower outstanding or reserved for any purpose. All outstanding shares of Capital Stock of each Subsidiary of the Borrower are duly and validly issued, fully paid and nonassessable. The Borrower or a Subsidiary of the Borrower is the sole legal, record and beneficial owner of, and has good and valid title to, all such Capital Stock, free and clear of all Liens other than the Liens created pursuant to the Pledge Agreements.

         5.8 Full Disclosure. All factual information heretofore or contemporaneously furnished to the Agent or any Lender in writing (other than financial projections and forecasts) by or on behalf of the Borrower or any of its Subsidiaries for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all other such factual information hereafter furnished to the Agent or any Lender in writing (other than financial projections and forecasts) by or on behalf of the Borrower or any of its Subsidiaries will be, when taken as a whole, true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been amended or supplemented, on the date as of which any such amendment or supplement is dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such information was provided, not misleading. All financial projections and forecasts furnished to the Agent or any Lender by or on behalf of the Borrower or any of its Subsidiaries in connection with this Agreement were prepared in good faith and based on assumptions that, at the time of preparation, were reasonable; it being acknowledged that projections and forecasts are subject to significant uncertainties and contingencies, many of which are beyond the Borrower's control, and that no assurance can be given that any projection or estimate will be realized.

         5.9 Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose that would violate or be inconsistent with Regulation T, U or X or any provision of the Exchange Act.

         5.10 Financial Matters. The Borrower has heretofore furnished to the Agent, as part of the Plan of Reorganization and the Disclosure Statement, copies of (i) the unaudited consolidated balance sheet of the Borrower and its subsidiaries as of December 31, 2001, and the related statements of income and cash flows for the fiscal year ended December 31, 2001 and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of May 31, 2002, and the related statement of income for the five-month period then ended. Such financial statements have been prepared in accordance with GAAP (subject to the absence of notes required by GAAP and to normal year-end adjustments) and present fairly the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the respective periods then ended. Except as fully reflected in the most recent financial statements referred to above and the notes thereto, there are no material liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due).

         5.11 Ownership of Properties. Each of the Borrower and its Subsidiaries (i) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, (ii) possesses or has rights to use licenses, patents, copyrights, trademarks, service marks, trade names and other assets sufficient to enable it to continue to conduct its business substantially as heretofore conducted and without any material conflict with the rights of others and (iii) has good title to all of its other properties and assets reflected in the most recent financial statements referred to in Section 5.10 (except as sold or otherwise disposed of since the date thereof in the ordinary course of business), in each case under clauses (i), (ii) and (iii) above free and clear of all Liens other than Permitted Liens and in each such case other than to the extent failure to have, hold or possess the same would not reasonably be expected to have a Material Adverse Effect.

         5.12 ERISA. (a) Except as set forth on Schedule 5.12, each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA, and each Plan is and has been administered in compliance in all material respects with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Code. No ERISA Event (i) has occurred within the five-year period prior to the date hereof, (ii) has occurred and is continuing or (iii) to the knowledge of the Borrower, is reasonably expected to occur with respect to any Plan. No Plan has any Unfunded Pension Liability as of the most recent annual valuation date applicable thereto, and neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

         (b) Neither the Borrower nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any ERISA Affiliate would become subject to any liability under ERISA if the Borrower or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the most recent valuation date. No Multiemployer Plan is in "reorganization" or is "insolvent" within the meaning of such terms under ERISA.

         5.13 Environmental Matters. (a) No Hazardous Substances are or have been generated, used, located, released, treated, disposed of or stored by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, by any other Person (including any predecessor in interest) or otherwise, in, on or under any portion of any real property, leased or owned, of the Borrower or any of its Subsidiaries, except in material compliance with all applicable Environmental Laws, and no portion of any such real property or, to the knowledge of the Borrower, any other real property at any time leased, owned or operated by the Borrower or any of its Subsidiaries, has been contaminated by any Hazardous Substance; and no portion of any real property, leased or owned, of the Borrower or any of its Subsidiaries has been or is presently the subject of an environmental audit, assessment or remedial action.

         (b) No portion of any real property, leased or owned, of the Borrower or any of its Subsidiaries has been used by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, by any other Person, as or for a mine, a landfill, a dump or other disposal facility, a gasoline service station or (other than for petroleum substances stored in the ordinary course of business) a petroleum products storage facility; no portion of such real property or any other real property at any time leased, owned or operated by the Borrower or any of its Subsidiaries has, pursuant to any Environmental Law, been placed on the "National Priorities List" or "CERCLIS List" (or any similar federal, state or local list) of sites subject to possible environmental problems; and there are not and have never been any underground storage tanks situated on any real property, leased or owned, of the Borrower or any of its Subsidiaries.

         (c) All activities and operations of the Borrower and its Subsidiaries are in compliance with the requirements of all applicable Environmental Laws, except to the extent the failure so to comply, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Each of the Borrower and its Subsidiaries has obtained all licenses and permits under Environmental Laws necessary to its respective operations; all such licenses and permits are being maintained in good standing; and each of the Borrower and its Subsidiaries is in compliance with all terms and conditions of such licenses and permits; except, in each case, for such licenses and permits the failure to obtain, maintain or comply with which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is involved in any suit, action or proceeding, or has received any notice, complaint or other request for information from any Governmental Authority or other Person, with respect to any actual or alleged Environmental Claims that would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect; and, to the knowledge of the Borrower, there are no threatened actions, suits, proceedings or investigations with respect to any such Environmental Claims, nor any basis therefor.

         5.14 Compliance With Laws. Each of the Borrower and its Subsidiaries has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except for such Requirements of Law the failure to comply with which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

         5.15 Regulated Industries. Neither the Borrower nor any of its Subsidiaries is (i) an "investment company," a company "controlled" by an "investment company," or an "investment advisor," within the meaning of the Investment Company Act of 1940, as amended, or (ii) a "holding company," a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         5.16 Insurance. The assets, properties and business of the Borrower and its Subsidiaries are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

         5.17 Security Documents. The provisions of each of the Security Documents (whether executed and delivered prior to or on the date hereof or thereafter) are and will be effective to create in favor of the Agent, for its benefit and the benefit of the Lenders, a valid and enforceable security interest in and Lien upon all right, title and interest of each of the Borrower and its Subsidiaries that is a party thereto in and to the Collateral purported to be pledged by it thereunder and described therein, and upon (i) Plan Effectiveness and (ii) the possession by the Agent of any certificates evidencing the securities pledged thereby, such security interest and Lien shall constitute a fully perfected and first priority security interest in and Lien upon such right, title and interest of the Borrower or such Subsidiary, as applicable, in and to such Collateral, to the extent that such security interest and Lien can be perfected by such filings, actions and possession, subject only to Permitted Liens.

         5.18 Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947, as amended. There is (i) no unfair labor practice complaint before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreement, pending or, to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries, (ii) no strike, lock-out, slowdown, stoppage, walkout or other labor dispute pending or, to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries and (iii) to the knowledge of the Borrower, no petition for certification or union election or union organizing activities taking place with respect to the Borrower or any of its Subsidiaries.

                                  ARTICLE VI.

                              AFFIRMATIVE COVENANTS

         The Borrower covenants and agrees that, until the payment in full of all principal and interest with respect to the Loans together with all other amounts then due and owing hereunder:

         6.1 Financial Statements. The Borrower will deliver to the Agent at the address provided in Section 11.4 for notices to the Agent, and to each Lender at the address for such Lender, for notices appearing on the signature pages hereto:

         (a) As soon as available and in any event within fifty (50) days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending September 30, 2002, unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and unaudited consolidated statements of income and cash flows for the Borrower and its Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a consistent basis with historical principles or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter;

         (b) As soon as available and in any event within one hundred (100) days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2002, an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and audited consolidated statements of income, retained earnings and cash flows for the Borrower and its Subsidiaries for the fiscal year then ended, including the notes thereto, all in reasonable detail and certified by Grant Thornton LLP or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Required Lenders, together with (y) a report thereon by such accountants that is not qualified as to going concern and to the effect that such financial statements present fairly the consolidated financial condition and results of operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated in accordance with GAAP applied on a consistent basis with historical principles or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year, and (z) a report by such accountants to the effect that, based on and in connection with their examination of the financial statements of the Borrower and its Subsidiaries, they obtained no knowledge of the occurrence or existence of any Default or Event of Default relating to accounting or financial reporting matters, or a statement specifying the nature and period of existence of any such Default or Event of Default disclosed by their audit; provided, however, that such accountants shall not be liable by reason of the failure to obtain knowledge of any Default or Event of Default that would not be disclosed or revealed in the course of their audit examination; and

         (c) As soon as available, a consolidated balance sheet of the Borrower and its Subsidiaries prepared on the basis of applicable "fresh start" regulations and guidelines.

         6.2 Other Business and Financial Information. The Borrower will deliver to each Lender:

         (a) Concurrently with each delivery of the financial statements described in Section 6.1, (i) a Compliance Certificate with respect to the period covered by the financial statements then being delivered, executed by a Financial Officer of the Borrower, together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Sections 7.1,
7.2 and 7.3 as of the last day of the period covered by such financial statements and (ii) management's discussion and analysis of such financial statements;

         (b) As soon as available and in any event within sixty (60) days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2002, a consolidated operating budget for the Borrower and its Subsidiaries for the succeeding fiscal year, consisting of a consolidated balance sheet and consolidated statements of income and cash flows, together with management's discussion and analysis of such budget and a certificate of a Financial Officer of the Borrower to the effect that such budgets have been prepared in good faith and are reasonable estimates of the financial position and results of operations of the Borrower and its Subsidiaries for the period covered thereby; and as soon as available from time to time thereafter, any modifications or revisions to or restatements of such budget;

         (c) Promptly upon receipt thereof, copies of any "management letter" submitted to the Borrower or any of its Subsidiaries by its certified public accountants in connection with each annual, interim or special audit, and promptly upon completion thereof, any response reports from the Borrower or any such Subsidiary in respect thereof;

         (d)  Promptly upon the sending, filing or receipt thereof, copies of
(i) all financial statements, reports, notices and proxy statements that the Borrower or any of its Subsidiaries shall send or make available generally to its shareholders, (ii) all regular, periodic and special reports, registration statements and prospectuses (other than on Form S-8) that the Borrower or any of its Subsidiaries shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange and (iii) all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Borrower or any of its Subsidiaries;

         (e) Promptly upon (and in any event within five (5) Business Days after) any Responsible Officer of the Borrower obtaining knowledge thereof, written notice of any of the following:

              (i) the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of the Borrower specifying the nature of such Default or Event of Default, the period of existence thereof and the action that the Borrower has taken and proposes to take with respect thereto;

              (ii) the institution or threatened institution of any action, suit, investigation or proceeding against or affecting the Borrower or any of its Subsidiaries, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), that would, if adversely determined, be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to Section 5.5 or this subsection;

              (iii) the receipt by the Borrower or any of its Subsidiaries from any Governmental Authority of (y) any notice asserting any failure by the Borrower or any of its Subsidiaries to be in compliance with applicable Requirements of Law or that threatens the taking of any action against the Borrower or such Subsidiary or sets forth circumstances that, if taken or adversely determined, would be reasonably likely to have a Material Adverse Effect, or (z) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of the Borrower or any of its Subsidiaries, where such action would be reasonably likely to have a Material Adverse Effect;

              (iv) the occurrence of any ERISA Event, together with (x) a written statement of a Responsible Officer of the Borrower specifying the details of such ERISA Event and the action that the Borrower has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to the Borrower or such ERISA Affiliate with respect to such ERISA Event;

              (v) the occurrence after Plan Effectiveness of any material default under, or any proposed or threatened termination or cancellation of, any material contract or agreement to which the Borrower or any of its Subsidiaries is a party, the termination or cancellation of which would be reasonably likely to have a Material Adverse Effect;

              (vi) the occurrence of any of the following: (x) the assertion of any Environmental Claim against or affecting the Borrower, any of its Subsidiaries or any of their respective real property, leased or owned; (y) the receipt by the Borrower or any of its Subsidiaries of notice of any alleged violation of or noncompliance with any Environmental Laws; or (z) the taking of any remedial action by the Borrower, any of its Subsidiaries or any other Person in response to the actual or alleged generation, storage, release, disposal or discharge of any Hazardous Substances on, to, upon or from any real property leased or owned by the Borrower or any of its Subsidiaries; but in each case under clauses (x), (y) and (z) above, only to the extent the same would be reasonably likely to have a Material Adverse Effect; and

              (vii) any other matter or event that has, or would be reasonably likely to have, a Material Adverse Effect, together with a written statement of a Responsible Officer of the Borrower setting forth the nature and period of existence thereof and the action that the Borrower has taken and proposes to take with respect thereto; and

              (viii) As promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of the Borrower or any of its Subsidiaries (including any Plan and any information required to be filed under ERISA) as the Agent or any Lender may from time to time reasonably request;

         (f) (i) Not later than the tenth Business Day of each month (commencing with the end of the first full calendar month elapsed after Plan Effectiveness), in form and detail satisfactory to the Agent, a 13-week rolling cash flow forecast for the Borrower and its Subsidiaries, updated (commencing with the second such forecast) to show actual results for the prior month, and
(ii) not later than the fifteenth Business Day of each month, in form and detail satisfactory to the Agent, (x) summary agings of accounts payable and accounts receivable for the Borrower and its Subsidiaries as of the end of the prior month and (y) a summary of Capital Expenditures for the prior month and on a cumulative basis since Plan Effectiveness;

         (g) Promptly upon receipt thereof, copies of any correspondence, letters of intent, agreements or similar documents pertaining in any manner to any proposed Asset Sale of the Borrower or its Subsidiaries; and

         (h) As soon as available and in any event within thirty (30) days after the end of each month (other than the last month of a fiscal quarter), the unaudited consolidated balance sheet of the Borrower and its Subsidiaries (by business unit or division) as of the end of such month, and the related consolidated statements of income of the Borrower and its Subsidiaries (by business unit or division) for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, in form and detail reasonably acceptable to the Agent, setting forth in each case in comparative form the variances, if any, from the budget and forecast delivered as part of the Plan of Reorganization and Disclosure Statement (or, with respect to periods ending after the delivery of a budget delivered pursuant to Section 6.2(b), from the last such budget).

         6.3 Corporate Existence; Franchises; Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, (i) maintain and preserve in full force and effect its corporate existence, except as expressly permitted otherwise by Section 8.1, (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so would not be reasonably likely to have a Material Adverse Effect and (iii) keep all material properties in good working order and condition (normal wear and tear excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced.

         6.4 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply would not be reasonably likely to have a Material Adverse Effect.

         6.5 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, (i) pay all liabilities and obligations as and when due (subject to any applicable subordination provisions), except to the extent failure to do so would not be reasonably likely to have a Material Adverse Effect and (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, might become a Lien upon any of the properties of the Borrower or any of its Subsidiaries; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which the Borrower or such Subsidiary is maintaining adequate reserves with respect thereto in accordance with GAAP.

         6.6 Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated, and will deliver to the Agent certificates naming the Agent as lender loss payee with respect to such assets (provided that if no Default or Event of Default is continuing, the proceeds of casualty insurance will be released to the Borrower for the sole purpose of obtaining replacements for assets subject to an insured casualty).

         6.7 Maintenance of Books and Records; Inspection. The Borrower will, and will cause each of its Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of the Agent or any Lender to inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the Borrower, the independent public accountants of the Borrower and its Subsidiaries (and by this provision the Borrower authorizes such accountants to discuss the finances and affairs of the Borrower and its Subsidiaries), all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested. The Agent, on behalf of the Lenders, or the Agent's representatives or consultants, shall be permitted to conduct audits of any collateral securing the obligations of the Borrower to any Lender, and the Borrower shall compensate the Agent for its reasonable and documented out-of-pocket expenses in connection with any such audit; provided that, so long as no Default or Event of Default exists, the Borrower shall not be required to reimburse the Agent for such expenses for more than two (2) collateral audits in any calendar year.

         6.8 Acquisitions. Notwithstanding anything herein to the contrary, neither the Borrower nor any of its Subsidiaries may make any Acquisition at any time without the prior written consent of the Required Lenders.

         6.9 Creation or Acquisition of Subsidiaries. Subject to the provisions of Section 8.5, the Borrower may from time to time create or acquire new Wholly Owned Subsidiaries in connection with Permitted Acquisitions or otherwise, and the Wholly Owned Subsidiaries of the Borrower may create or acquire new Wholly Owned Subsidiaries, provided that:

         (a) Concurrently with the creation or direct or indirect acquisition by the Borrower or any Subsidiary thereof, each such new Subsidiary which qualifies as a Guarantor hereunder will execute and deliver to the Agent a joinder to the Guaranty, pursuant to which such new Subsidiary shall become a party thereto and shall guarantee the payment in full of the Obligations of the Borrower under this Agreement and the other Credit Documents, and provided further that if any acquired entity is merged into the Borrower or any Subsidiary Guarantor in connection with such Acquisition, the acquired and merged entity shall not be required to become a Guarantor.

         (b) Concurrently with the creation or acquisition of any new Subsidiary all or a portion of the Capital Stock of which is directly owned by the Borrower or any Guarantor, the Borrower or such Guarantor will execute and deliver to the Agent an amendment or supplement to the Pledge Agreement pursuant to which the Capital Stock of such new Subsidiary owned by the Borrower or such Guarantor shall be pledged to the Agent in accordance with and as described in
Section 2.11, together with the certificates evidencing such Capital Stock and undated stock powers duly executed in blank; and concurrently with (and in any event within ten (10) Business Days thereafter) the creation or acquisition of any new Subsidiary all or a portion of the Capital Stock of which is directly owned by a Subsidiary (the "Parent Subsidiary"), the Parent Subsidiary will execute and deliver to the Agent an appropriate joinder, amendment or supplement to the Pledge Agreement, pursuant to which the Capital Stock of such new Subsidiary owned by such Parent Subsidiary shall be pledged to the Agent in accordance with and as described in Section 2.11, together with the certificates evidencing such Capital Stock and undated stock powers duly executed in blank; and

         (c) As promptly as reasonably possible, the Borrower and its Subsidiaries will deliver any such other documents, certificates and opinions (including opinions of local counsel in the jurisdiction of organization of each such new Subsidiary), in form and substance reasonably satisfactory to the Agent, as the Agent may reasonably request in connection therewith and will take such other action as the Agent may reasonably request to create in favor of the Agent a perfected security interest in the Collateral being pledged pursuant to the documents described above.

         6.10 Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Agent or the Required Lenders to perfect and maintain the validity and priority of the Liens granted pursuant to the Security Documents and to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Agent and the Lenders under this Agreement and the other Credit Documents.

         6.11 Fee. The Borrower shall, upon Plan Effectiveness, remit to the Agent, for the account of certain Lenders, a fee in the sum of $200,000, in consideration of financing commitments extended by such Lenders during the Cases.

                                  ARTICLE VII.

                               FINANCIAL COVENANTS

         The Borrower covenants and agrees that, until the payment in full of all principal and interest with respect to the Loans together with all other amounts then due and owing hereunder:

         7.1 Consolidated EBITDA. The Borrower will not permit Consolidated EBITDA, for any period ending on the day set forth below, to be less than the amount set forth below opposite such period:

         Fiscal Quarter Ending                                Consolidated EBITDA Amount
         ---------------------                                --------------------------
         September 30, 2002                                            $     750,000


         Two Fiscal Quarters Ending                  Consolidated EBITDA Amount
         --------------------------                  --------------------------
         December 31, 2002                                    $  2,101,000

         Three Fiscal Quarters Ending                         Consolidated EBITDA Amount
         ----------------------------                         --------------------------

         March 31, 2003                                       $  3,545,000

         Four Fiscal Quarters Ending                          Consolidated EBITDA Amount
         ---------------------------                          --------------------------

         June 30, 2003                                        $ 6,224,000
         September 30, 2003                                   $ 7,634,000
         December 31, 2003                                    $ 9,176,000
         March 31, 2004                                       $ 9,777,000
         June 30, 2004                                        $10,434,000
         September 30, 2004                                   $11,145,000
         December 31, 2004                                    $11,911,000
         March 31, 2005                                       $12,690,000
         June 30, 2005                                        $13,540,000
         September 30, 2005                                   $14,461,000
         December 31, 2005                                    $15,453,000
         March 31, 2006                                       $16,456,000
         June 30, 2006                                        $17,550,000
         September 30, 2006                                   $18,736,000
         December 31, 2006                                    $20,012,000
         March 31, 2007                                       $20,012,000
         June 30, 2007                                        $20,012,000


         7.2 Capital Expenditures. The Borrower will not, and will not permit any Subsidiary to, expend for Capital Expenditures during any period ending on the day set forth below, in excess of the aggregate amount set forth below opposite such period:

         Fiscal Quarter Ending                                         Amount
         ---------------------                                         ------
         September 30, 2002                                            $  1,500,000

         Two Fiscal Quarters Ending                                    Amount
         --------------------------                                    ------

         December 31, 2002                                            $  2,500,000

         Three Fiscal Quarters Ending                                  Amount
         ----------------------------                                  ------

         March 31, 2003                                                $  3,000,000

         Four Fiscal Quarters Ending                                   Amount
         ---------------------------                                   ------

         June 30, 2003                                                 $  3,500,000
         September 30, 2003                                            $  3,500,000
         December 31, 2003                                             $  3,400,000
         March 31, 2004                                                $  3,675,000
         June 30, 2004                                                 $  3,950,000
         September 30, 2004                                            $  4,025,000
         December 31, 2004                                             $  4,025,000
         March 31, 2005                                                $  4,169,000
         June 30, 2005                                                 $  4,313,000
         September 30, 2005                                            $  4,456,000
         December 31, 2005                                             $  4,600,000

         March 31, 2006                                                $  4,888,000
         June 30, 2006                                                 $  5,175,000
         September 30, 2006                                            $  5,463,000
         December 31, 2006                                             $  5,750,000

         March 31, 2007                                                $  5,750,000
         June 30, 2007                                                 $  5,750,000;

provided, however, that there shall be excluded from the foregoing limitation Capital Expenditures made by Subsidiaries that are Designated Assets on Plan Effectiveness.

         7.3 Net Cash Flow. For each period set forth below, the actual Net Cash Flow of the Borrower and its Subsidiaries for such period shall equal or exceed the amounts set forth below:

         Fiscal Quarter Ending                                         Amount
         ---------------------                                         ------
         September 30, 2002                                            $  (2,900,000)

         Two Fiscal Quarters Ending                                    Amount
         --------------------------                                    ------

         December 31, 2002                                             $  (3,362,000)

         Three Fiscal Quarters Ending                                  Amount
         ----------------------------                                  ------

         March 31, 2003                                                $  (4,061,000)

         Four Fiscal Quarters Ending                                   Amount
         ---------------------------                                   ------

         June 30, 2003                                                 $  (3,729,000)
         September 30, 2003                                            $  (2,970,000)
         December 31, 2003                                             $  (1,946,000)
         March 31, 2004                                                $  (2,514,000)
         June 30, 2004                                                 $  (2,836,000)
         September 30, 2004                                            $  (1,215,000)
         December 31, 2004                                             $  (685,000)
         March 31, 2005                                                $  (685,000)
         June 30, 2005                                                 $  (752,000)
         September 30, 2005                                            $  (873,000)
         December 31, 2005                                             $  (1,631,000)
         March 31, 2006                                                $  (2,030,000)
         June 30, 2006                                                 $  (2,289,000)
         September 30, 2006                                            $  (2,109,000)
         December 31, 2006                                             $  (1,104,000)
         March 31, 2007                                                $  (1,104,000)
         June 30, 2007                                                 $  (1,104,000)


                                 ARTICLE VIII.

                               NEGATIVE COVENANTS

         The Borrower covenants and agrees that, until the payment in full of all principal and interest with respect to the Loans together with all other amounts then due and owing hereunder:

         8.1 Merger; Consolidation. The Borrower will not, and will not permit or cause any of its Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that:

                  (i) any Subsidiary may merge or consolidate so long as the surviving entity is the Borrower or a Wholly Owned Subsidiary; and

                  (ii) any Inactive Subsidiary or Chapter 7 Subsidiary may be liquidated, wound up or dissolved.

         8.2 Indebtedness. The Borrower will not, and will not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than:

              (i) Indebtedness incurred under this Agreement, the Notes and the Guaranties;

              (ii)  Indebtedness existing on the date hereof and described in
         Schedule 8.2 and any Indebtedness refunding or refinancing such Indebtedness, provided the principal amount thereof is not increased;

              (iii) the Junior Notes and obligations owing to holders of Other Secured Claims and Convenience Claims (each as defined in the Plan of Reorganization) as set forth in the Plan of Reorganization;

              (iv) unsecured Indebtedness of the Borrower in an aggregate principal amount not exceeding the greater of $15,000,000 or 25% of Consolidated Net Worth at the time such Indebtedness is incurred that is expressly subordinated and made junior in right and time of payment to the Obligations and that is evidenced by one or more written agreements or instruments having terms, conditions and provisions (including, without limitation, provisions relating to principal amount, maturity, covenants, defaults, interest, and subordination) satisfactory in form and substance to the Required Lenders in their sole discretion and which shall provide, at a minimum and without limitation, that such Indebtedness (a) shall mature by its terms no earlier than the second anniversary of the Facility Termination Date,
         (b) shall not require any scheduled payment of principal prior to the first anniversary of the Facility Termination Date and (c) shall have covenants and undertakings that, taken as a whole, are materially less restrictive than those contained herein (the Indebtedness described hereinabove, "Subordinated Indebtedness"); provided that, as further conditions to the issuance of any Subordinated Indebtedness, (1) immediately after giving effect to the issuance of such Subordinated Indebtedness, no Default or Event of Default shall exist, (2) all agreements and instruments evidencing or governing such Subordinated Indebtedness shall have been approved in writing by the Required Lenders (or the Agent on their behalf) and (3) prior to or concurrently with the issuance of such Subordinated Indebtedness, the Borrower shall have delivered to each Lender a certificate, signed by a Financial Officer of the Borrower, satisfactory in form and substance to the Required Lenders and to the effect that, after giving effect to the incurrence of such Subordinated Indebtedness, the Borrower is in compliance with the financial covenant set forth in Section 7.1, such compliance being determined with regard to any calculation made on a pro forma basis in accordance with GAAP as of the last day of the fiscal quarter then most recently ended and as if such Subordinated Indebtedness had been incurred on the first day of the period applicable to such covenant (such calculation to be attached to such certificate);

              (v) accrued expenses (including salaries, accrued vacation and other compensation), current trade or other accounts payable and other current liabilities arising in the ordinary course of business and not incurred through the borrowing of money, provided that the same shall be paid when due except to the extent being contested in good faith and by appropriate proceedings;

              (vi) loans and advances by the Borrower or any Guarantor to any other Guarantor or by any Guarantor to the Borrower;

              (vii) Indebtedness of the Borrower and its Subsidiaries under bona fide Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;

              (viii) purchase money Indebtedness of the Borrower and its Subsidiaries incurred solely to finance the payment of all or part of the purchase price of any equipment, real property or other fixed assets acquired in the ordinary course of business, including Indebtedness in respect of capital lease obligations, and any renewals, refinancings or replacements thereof (subject to the limitations on the principal amount thereof set forth in this clause (viii)), which Indebtedness shall not exceed $2,500,000 in aggregate principal amount for each fiscal year of the Borrower;

              (ix) unsecured Indebtedness of the Borrower or any Subsidiary evidenced by Seller Notes in connection with any Permitted Acquisition;

              (x) Contingent Obligations of the Borrower or any Subsidiary in connection with the guaranty of any Indebtedness of the Borrower or any Subsidiary permitted under this Section or other obligations of the Borrower or any Subsidiary not prohibited by this Agreement;

              (xi) Contingent Obligations in respect of obligations, warranties and indemnities, not relating to Indebtedness of any Person, which have been or are undertaken or made in the ordinary course of business and not for the benefit of or in favor of an Affiliate of the Borrower;

              (xii) Contingent Obligations with respect to surety, appeal and performance bonds obtained by the Borrower or any Subsidiary in the ordinary course of business;

              (xiii) Reimbursement obligations in respect of any letters of credit issued by Bank One (or, with the written consent of the Required Lenders, issued by any other bank), provided that the aggregate face amount of any such letters of credit outstanding at any time shall not exceed $2,000,000; and

              (xiv) other Indebtedness consented to by the Required Lenders, and having such terms as may be acceptable to the Required Lenders, as evidenced by the written consent of the Agent.

         8.3 Liens. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, or agree to do any of the foregoing, other than the following (collectively, "Permitted Liens"):

              (i)   Liens created under the Security Documents;

              (ii)  Liens existing on the date hereof and described in Schedule
         8.3 and extensions and renewals thereof that are limited to the property covered thereby and do not secure any Indebtedness in addition to that secured thereby prior to such extension or renewal;

              (iii) Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, and other similar Liens incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

              (iv) Liens (other than any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default under Section 9.1(k)) incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

              (v) Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

              (vi) Liens securing the purchase money Indebtedness and capital leases permitted under clause (viii) of Section 8.2, provided that any such Lien (a) in the case of purchase money Indebtedness other than capital leases, shall attach to such property concurrently with or within 120 days after the acquisition thereof by the Borrower or such Subsidiary, (b) shall not exceed the lesser of (y) the fair market value of such property or (z) the cost thereof to the Borrower or such Subsidiary and (c) shall not encumber any other property of the Borrower or any of its Subsidiaries;

              (vii) any attachment or judgment Lien not constituting an Event of Default under Section 9.1(i) that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

              (viii) Liens arising from the filing, for notice purposes only, of financing statements in respect of true leases;

              (ix) with respect to any real property occupied by the Borrower or any of its Subsidiaries, all easements, rights of way, licenses and similar encumbrances on title that do not materially impair the use of such property for its intended purposes;

              (x) Liens and rights of setoff of banks and securities intermediaries existing with respect to accounts maintained in the ordinary course of business;

              (xi) deposits or pledges of cash or Cash Equivalents to secure reimbursement obligations permitted under clause (xiii) of Section 8.2; and

              (xii) Liens securing Other Secured Claims (as defined in the Plan of Reorganization).

         8.4 Disposition of Assets. The Borrower will not, and will not permit or cause any of its Subsidiaries to, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) all or any portion of its assets, business or properties (including, without limitation, any Capital Stock of any Subsidiary), or enter into any arrangement with any Person providing for the lease by the Borrower or any Subsidiary as lessee of any asset that has been sold or transferred by the Borrower or such Subsidiary to such Person, or agree to do any of the foregoing, except for:

              (i)  sales of inventory in the ordinary course of business;

              (ii) the sale or exchange of used, surplus, worn-out or obsolete equipment to the extent (y) the proceeds of such sale are applied towards, or such equipment is exchanged for, replacement equipment or
         (z) such equipment is no longer necessary for the operations of the Borrower or its applicable Subsidiary in the ordinary course of business;

              (iii) the transfer to Lason Services, Inc. or to Lason Systems, Inc. of Capital Stock or assets acquired in a Permitted Acquisition subject to the terms and conditions of this Agreement;

              (iv) the sale, lease or other disposition of assets by a Subsidiary to the Borrower or to a Guarantor if, immediately after giving effect thereto, no Default or Event of Default would exist;

              (v) any license of intellectual property in the ordinary course of business;

              (vi) the disposition of Cash Equivalents, provided that the proceeds of such disposition are used in a manner otherwise permitted under this Agreement; and

              (vii) Asset Sales, the Net Cash Proceeds of which are applied as set forth in Section 2.2(b), and which (other than with respect to Asset Sales of Designated Assets) are consented to by the Required Lenders as evidenced by the written consent of the Agent.

         8.5 Investments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, purchase, own, invest in or otherwise acquire any Capital Stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or purchase or otherwise acquire (whether in one or a series of related transactions) any portion of the assets, business or properties of another Person (including pursuant to an Acquisition), or create or acquire any Subsidiary, or become a partner or joint venturer in any partnership or joint venture (collectively, "Investments"), or make a commitment or otherwise agree to do any of the foregoing, other than:

              (i)   Cash Equivalents;

              (ii) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment in the ordinary course of business;

              (iii) Investments consisting of loans and advances to employees for reasonable travel, relocation and business expenses in the ordinary course of business, extensions of trade credit in the ordinary course of business, and prepaid expenses incurred in the ordinary course of business;

              (iv) without duplication, Investments consisting of intercompany Indebtedness permitted under clause (vi) of Section 8.2;

              (v)  Investments existing on the date hereof and described in
         Schedule 8.5;

              (vi) Investments consisting of the making of capital contributions or the purchase of Capital Stock (a) by the Borrower or any Subsidiary in any other Wholly Owned Subsidiary that is (or immediately after giving effect to such Investment will be) a Guarantor, provided that the Borrower complies with the provisions of
         Section 6.10 and (b) by any Subsidiary in the Borrower;

              (vii)  Permitted Acquisitions;

              (viii) Investments by any Foreign Subsidiary in the Borrower or any other Subsidiary;

              (ix) Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors and Investments received in settlement of obligations of, and other disputes with, customers and suppliers in the ordinary course of business;

              (x) Investments received in connection with the sale or other disposition of assets, to the extent such sale or other disposition is permitted hereunder; and

              (xi) Investments consisting of deposit accounts maintained by the Borrower and its Subsidiaries in the ordinary course of business (which account shall, except with the written consent of the Agent, be maintained at the Agent or one of the Lenders).

         8.6 Restricted Payments. (a) The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or set aside funds for any of the foregoing in any fiscal year, except that:

              (i) the Borrower may declare and make dividend payments or other distributions payable solely in its common stock; and

              (ii) each Wholly Owned Subsidiary of the Borrower may declare and make dividend payments or other distributions to the Borrower or another Wholly Owned Subsidiary, to the extent not prohibited under applicable Requirements of Law.

         (b) The Borrower will not, and will not permit or cause any of its Subsidiaries to, make (or give any notice in respect of) any voluntary or optional payment or prepayment of principal on any Subordinated Indebtedness, or directly or indirectly make any redemption (including pursuant to any change of control provision), retirement, defeasance or other acquisition for value of any Subordinated Indebtedness, or make any deposit or otherwise set aside funds for any of the foregoing purposes.

         8.7 Transactions with Affiliates. The Borrower will not, and will not permit or cause any of its Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of the Borrower or any Subsidiary, except in the ordinary course of its business and upon fair and reasonable terms that are no less favorable to it than would obtain in a comparable arm's length transaction with a Person other than an Affiliate of the Borrower or such Subsidiary; nor shall the Borrower (or any of its Subsidiaries) advance any loans or credit to any officer, director, stockholder or other Affiliate of the Borrower or such Subsidiary, nor forgive or defer any payment of principal or interest with respect to any existing loan or advance to any such officer, director, stockholder or other Affiliate; provided, however, that nothing contained in this Section shall prohibit:

              (i) transactions described on Schedule 8.7 or otherwise expressly permitted under this Agreement;

              (ii) the payment by the Borrower of reasonable and customary fees to members of its board of directors;

              (iii) transactions among the Borrower and the Guarantors; and

              (iv) loans to officers and directors in an aggregate amount not to exceed $250,000 outstanding at any time.

         8.8 Lines of Business. The Borrower will not, and will not permit or cause any of its Subsidiaries to, engage in any business other than the businesses engaged in by it on the date hereof and businesses and activities reasonably related thereto.

         8.9 Certain Amendments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, (i) amend, modify or waive, or permit the amendment, modification or waiver of, any provision of any agreement or instrument evidencing or governing any Subordinated Indebtedness, the effect of which would be to (a) increase the principal amount due thereunder, (b) shorten or accelerate the time of payment of any amount due thereunder or change the maturity thereof, (c) increase the applicable interest rate or amount of any fees or costs due thereunder, (d) amend any of the subordination provisions thereunder (including any of the definitions relating thereto), (e) make any covenant therein more restrictive or add any new covenant or (f) otherwise materially and adversely affect the Lenders, or breach or otherwise violate any of the subordination provisions applicable thereto, including, without limitation, restrictions against payment of principal and interest thereon, or
(ii) amend, modify or change any provision of its articles or certificate of incorporation or bylaws, or the terms of any class or series of its Capital Stock, other than in a manner that could not reasonably be expected to adversely affect the Lenders, or (iii) without the prior written consent of all of the Lenders, (x) amend, modify or waive any provision in Article 9 of the Junior
Note Indenture or (y) amend, modify or waive any other provision of the Junior
Note Indenture in a manner that would adversely affect the rights of the Lenders under Article 9 thereof.

         8.10 Limitation on Certain Restrictions. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (i) the ability of the Borrower and its Subsidiaries to perform and comply with their respective obligations under the Credit Documents or (ii) the ability of any Subsidiary of the Borrower to make any dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of the Credit Documents or applicable Requirements of Law.

         8.11 No Other Negative Pledges. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any agreement or restriction that prohibits or conditions the creation, incurrence or assumption of any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, other than as set forth in (i) this Agreement and the Security Documents, (ii) any agreement or instrument governing property subject to a Permitted Lien (but only to the extent such agreement or restriction applies to the assets subject to such Permitted Lien) and (iii) operating leases of real or personal property entered into by the Borrower or any of its Subsidiaries as lessee in the ordinary course of business.

         8.12 Fiscal Year. The Borrower will not, and will not permit or cause any of its Subsidiaries to, change the ending date of its fiscal year to a date other than December 31.

         8.13 Accounting Changes. The Borrower will not, and will not permit or cause any of its Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except as may be permitted or required by GAAP.

         8.14 Inactive Subsidiaries. The Borrower will not permit the Inactive Subsidiaries to engage in any kind of business or operations or incur any Indebtedness without the prior written consent of the Required Lenders.

         8.15 Bonus Payments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, make or permit any discretionary bonus or similar compensation award to any of their respective officers or employees, except (i) pursuant to the incentive plans approved by the Bankruptcy Court or such other comprehensive plan approved in writing by the Required Lenders (which approval shall not be unreasonably withheld) and (ii) customary signing or retention bonus payments for purposes of recruiting and/or retaining employees according to a comprehensive plan approved in writing by the Required Lenders (which approval shall not be unreasonably withheld).

                                  ARTICLE IX.

                                EVENTS OF DEFAULT

         9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

         (a) The Borrower shall fail to pay any principal of any Loan or any other Obligation when due;

         (b) The Borrower shall fail to pay any interest on any Loan or any other Obligation when due, and such failure continues for five (5) or more Business Days;

         (c) The Borrower shall fail to observe, perform or comply with any condition, covenant or agreement contained in any of Sections 6.2(e), 6.3(i),
6.8 or in Article VII or Article VIII;

         (d) The Borrower or any of its Subsidiaries shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Credit Documents other than those enumerated in subsections (a) and (b) above, and such failure shall continue unremedied for any grace period specifically applicable thereto or, if no such grace period is applicable, for a period of thirty (30) days after the earlier of (y) the date on which a Responsible Officer of the Borrower acquires knowledge thereof and
(z) the date on which written notice thereof is delivered by the Agent or any Lender to the Borrower;

         (e) Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document furnished in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby shall prove to have been false in any material respect as of the time made, deemed made or furnished;

         (f) The Borrower or any of its Subsidiaries shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period) any principal of or interest on any Indebtedness (other than the Indebtedness incurred pursuant to this Agreement) having an aggregate principal amount of at least $750,000 or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness, or any other event shall occur or condition exist in respect thereof, and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Indebtedness (or a trustee or agent on its or their behalf) to cause (with the giving of notice, lapse of time, or both), such Indebtedness to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity;

         (g) The Borrower or any of its Subsidiaries shall after Plan Effectiveness (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect,
(ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in subsection (h) below, (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing;

         (h) Any involuntary petition or case shall be filed or commenced against the Borrower or any of its Subsidiaries seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of sixty (60) days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding;

         (i) Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (exclusive of amounts fully bonded or covered by insurance as to which the surety or insurer, as the case may be, has acknowledged its liability in writing) in excess of $750,000 shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective properties and the same shall not be dismissed, stayed or discharged for a period of sixty (60) days or in any event later than five days prior to the date of any proposed sale thereunder;

         (j) Any Security Document to which the Borrower or any of its Subsidiaries is now or hereafter a party shall for any reason cease to be in full force and effect or cease to be effective to give the Agent a valid and perfected security interest in and Lien upon the Collateral purported to be covered thereby, subject to no Liens other than Permitted Liens, in each case unless any such cessation occurs in accordance with the terms thereof or is due to any act or failure to act on the part of the Agent or any Lender; or the Borrower or any such Subsidiary shall assert any of the foregoing; or any Subsidiary or any Person acting on behalf of any such Subsidiary shall deny or disaffirm such Subsidiary's obligations under the Guaranty;

         (k) Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result thereof, together with all other ERISA Events and other events or conditions then existing, the Borrower and its ERISA Affiliates have incurred or would be reasonably likely to incur liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) in excess of $500,000;

         (l) Any one or more licenses, permits, accreditations or authorizations of the Borrower or any Subsidiary shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by the Borrower or any Subsidiary to be in compliance with applicable Requirements of Law, and such action, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect;

         (m) Any one or more Environmental Claims shall have been asserted against the Borrower or any of its Subsidiaries (or a reasonable basis shall exist therefor); the Borrower and its Subsidiaries have incurred or would be reasonably likely to incur liability as a result thereof; and such liability, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect; or

         (n) The Borrower or any Subsidiary shall be in breach of or default under the terms of any one or more agreements for the lease of real property upon which Collateral having an aggregate fair market value in excess of $500,000 is maintained (other than defaults or breaches under agreements that have been or are to be rejected under the Cases and any defaults or breaches with respect to agreements to be assumed under the Cases that will be cured upon payment of the respective amounts to be paid in connection with such assumption pursuant to Section 7.3 of the Plan of Reorganization), and such breach or default has had, or is reasonably likely to have, a Material Adverse Effect; or any agreement or contract (other than under agreements that have been or are to be rejected under the Cases) to which the Borrower or any of its Subsidiaries is a party shall be terminated or shall, for any other reason, fail to be in full force and effect and enforceable in accordance with its terms, and such event or condition, together with all other such events or conditions, if any, has or would be reasonably likely to have a Material Adverse Effect.

         9.2 Remedies: Acceleration, etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:

         (a) Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement, the Notes and the other Credit Documents, shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower (provided that, upon the occurrence of an Event of Default pursuant to Section 9.1(g) or Section 9.1(h), all of the outstanding principal amount of the Loans and all other amounts described in this subsection
(a) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower); and

         (b) Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.

         9.3 Remedies: Set-Off. In addition to all other rights and remedies available under the Credit Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender may, and each is hereby authorized by the Borrower, at any such time and from time to time, to the fullest extent permitted by applicable law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by the Borrower, to set off and to apply any and all deposits (general or special, time or demand, provisional or final) and any other property at any time held (including at any branches or agencies, wherever located), and any other indebtedness at any time owing, by such Lender to or for the credit or the account of the Borrower against any or all of the Obligations to such Lender now or hereafter existing, whether or not such obligations may be contingent or unmatured, the Borrower hereby granting to each Lender a continuing security interest in and Lien upon all such deposits and other property as security for such Obligations. Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

         9.4 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1 or 3.2 or payments to a particular Lender authorized or directed by order of the Bankruptcy Court) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

                                   ARTICLE X.

                                    THE AGENT

         10.1 Appointment. Each Lender hereby irrevocably appoints and authorizes Bank One to act as Agent hereunder and under the other Credit Documents and to take such actions as agent on its behalf hereunder and under the other Credit Documents, and to exercise such powers and to perform such duties, as are specifically delegated to the Agent by the terms hereof or thereof, together with such other powers and duties as are reasonably incidental thereto.

         10.2 Nature of Duties. The Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement and the other Credit Documents. The Agent shall not have, by reason of this Agreement or any other Credit Document, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any other Credit Document, express or implied, is intended to or shall be so construed as to impose upon the Agent any obligations or liabilities in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein. The Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact that it selects with reasonable care. The Agent shall be entitled to consult with legal counsel, independent public accountants and other experts selected by it with respect to all matters pertaining to this Agreement and the other Credit Documents and its duties hereunder and thereunder and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Lenders hereby acknowledge that the Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Credit Document unless it shall be requested in writing to do so by the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders).

         10.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be
(i) liable for any action taken or omitted to be taken by it or such Person under or in connection with the Credit Documents, except for its or such Person's own gross negligence or willful misconduct or breach of contract with respect to the Credit Documents, (ii) responsible in any manner to any Lender for any recitals, statements, information, representations or warranties herein or in any other Credit Document or in any document, instrument, certificate, report or other writing delivered in connection herewith or therewith, for the execution, effectiveness, genuineness, validity, enforceability or sufficiency of this Agreement or any other Credit Document, or for the financial condition of the Borrower, its Subsidiaries or any other Person or (iii) required to ascertain or make any inquiry concerning the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document or the existence or possible existence of any Default or Event of Default, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

         10.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, statement, consent or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. The Agent may deem and treat each Lender as the owner of its interest hereunder for all purposes hereof unless and until a written notice of the assignment, negotiation or transfer thereof shall have been given to the Agent in accordance with the provisions of this Agreement. The Agent shall be entitled to refrain from taking or omitting to take any action in connection with this Agreement or any other Credit Document (i) if such action or omission would, in the reasonable opinion of the Agent, violate any applicable law or any provision of this Agreement or any other Credit Document or (ii) unless and until it shall have received such advice or concurrence of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first have been indemnified to its satisfaction by the Lenders against any and all liability and expense (other than liability and expense arising from its own gross negligence or willful misconduct) that may be incurred by it by reason of taking, continuing to take or omitting to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent's acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (including all subsequent Lenders).

         10.5 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representation or warranty to it and that no act by the Agent or any such Person hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that (i) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder, and (ii) it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action hereunder and under the other Credit Documents and to make such investigation as it deems necessary to inform itself as to the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except as expressly provided in this Agreement and the other Credit Documents, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information concerning the business, prospects, operations, properties, financial or other condition or creditworthiness of the Borrower, its Subsidiaries or any other Person that may at any time come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

         10.6 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent shall have received written notice from the Borrower or a Lender referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent will give notice thereof to the Lenders as soon as reasonably practicable; provided, however, that if any such notice has also been furnished to the Lenders, the Agent shall have no obligation to notify the Lenders with respect thereto. The Agent shall (subject to Sections 10.4 and 11.5) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all of the Lenders.

         10.7 Indemnification. To the extent the Agent is not reimbursed by or on behalf of the Borrower, and without limiting the obligation of the Borrower to do so, the Lenders agree (i) to indemnify the Agent and its officers, directors, employees, agents, attorneys-in-fact and Affiliates, ratably in proportion to their respective percentages as used in determining the Required Lenders as of the date of determination, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys' fees and expenses) or disbursements of any kind or nature whatsoever that may at any time (including, without limitation, at any time following the repayment in full of the Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Credit Document or any documents contemplated by or referred to herein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing, and (ii) to reimburse the Agent upon demand, ratably in proportion to their respective percentages as used in determining the Required Lenders as of the date of determination, for any expenses incurred by the Agent in connection with the preparation, negotiation, execution, delivery, administration, amendment, modification, waiver or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Credit Documents (including, without limitation, reasonable attorneys' fees and expenses and compensation of agents and employees paid for services rendered on behalf of the Lenders); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the gross negligence or willful misconduct of the party to be indemnified.

         10.8 The Agent in its Individual Capacity. With respect to the Loans made by it and the Note or Notes issued to it, the Agent in its individual capacity and not as Agent shall have the same rights and powers under the Credit Documents as any other Lender and may exercise the same as though it were not performing the agency duties specified herein; and the terms "Lenders," "Required Lenders," "holders of Notes" and any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, make investments in, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower, any of its Subsidiaries or any of their respective Affiliates as if the Agent were not performing the agency duties specified herein, and may accept fees and other consideration from any of them for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

         10.9  Successor Agent. The Agent may resign at any time by giving ten
(10) days' prior written notice to the Borrower and the Lenders. Upon any such notice of resignation, the Required Lenders will, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld), appoint from among the Lenders a successor to the Agent (provided that the Borrower's consent shall not be required in the event a Default or Event of Default shall have occurred and be continuing). If no successor to the Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within such ten-day period, then the retiring Agent may, on behalf of the Lenders and after consulting with the Lenders and the Borrower, appoint a successor Agent from among the Lenders. Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. After any retiring Agent's resignation as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent. If no successor to the Agent has accepted appointment as Agent by the thirtieth
(30th) day following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall thereafter perform all of the duties of the Agent hereunder and under the other Credit Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided for herein above.

         10.10 Collateral Matters. (a) The Agent is hereby authorized on behalf of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time (but without any obligation) to take any action with respect to the Collateral and the Security Documents that may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.

         (b) The Lenders hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon payment in full of all of the Obligations, (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition expressly permitted hereunder or under any other Credit Document or to which the Required Lenders have consented, (iii) constituting property in which the Borrower or the applicable Subsidiary owned no interest at the time the Lien was granted or at any time thereafter, (iv) constituting property leased to the Borrower or a Subsidiary under a lease which has expired or been terminated in a transaction permitted hereunder or is about to expire and which has not been, and is not intended by the Borrower or such Subsidiary to be, renewed or extended or (v) otherwise pursuant to and in accordance with the provisions of any applicable Credit Document. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release Collateral pursuant to this subsection (b).

                                  ARTICLE XI.

                                  MISCELLANEOUS

         11.1 Fees and Expenses. The Borrower agrees (i) to pay upon demand all reasonable and documented out-of-pocket costs and expenses of the Agent (including, without limitation, the reasonable and documented fees and expenses of Dickinson Wright PLLC, counsel to the Agent, and AlixPartners, LLC, financial consultant to the Agent) incurred in connection with (w) the preparation, negotiation, execution and delivery of this Agreement and the other Credit Documents, and any amendment, modification or waiver of this Agreement or any other Credit Document or consent with respect hereto or thereto, (x) the administration, monitoring and review of the Loans and the Collateral (including, without limitation, reasonable and documented out-of-pocket expenses for travel, meals, long-distance telephone calls, wire transfers, facsimile transmissions and copying and with respect to the engagement of appraisers, consultants, auditors or similar Persons by the Agent at any time after Plan Effectiveness to render opinions concerning the Borrower's financial condition and the value of the Collateral), (y) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any Collateral and (z) the creation, perfection and maintenance of the perfection of the Agent's Liens upon the Collateral, including, without limitation, Lien search, filing and recording fees, (ii) to pay upon demand all reasonable and documented out-of-pocket costs and expenses of the Agent and each Lender (including, without limitation, reasonable and documented attorneys' fees and expenses) in connection with (y) any restructuring of the credit arrangement provided under this Agreement, whether in the nature of a "work-out," in any insolvency or bankruptcy proceeding or otherwise and (z) the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or any of the other Credit Documents, whether in any action, suit or proceeding (including any bankruptcy or insolvency proceeding) or otherwise and (iii) to pay and hold the Agent and each Lender harmless from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any (to the extent the same constitute Non-Excluded Taxes), including any interest and penalties, and any finder's or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Agent or any Lender), that may be payable in connection with the transactions contemplated by this Agreement and the other Credit Documents.

         11.2 Indemnification. The Borrower agrees to indemnify and hold the Agent and each Lender and each of their respective directors, officers, employees, agents and Affiliates (each, an "Indemnified Person") harmless from and against any and all claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable and documented attorneys' fees and expenses) of any kind or nature whatsoever, whether direct, indirect or consequential (collectively, "Indemnified Costs"), that may at any time be imposed on, incurred by or asserted against any such Indemnified Person as a result of, arising from or in any way relating to the preparation, execution, performance or enforcement of this Agreement or any of the other Credit Documents, any of the transactions contemplated herein or therein or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loans (including, without limitation, in connection with the actual or alleged generation, presence, discharge or release of any Hazardous Substances on, into or from, or the transportation of Hazardous Substances to or from, any real property at any time owned or leased by the Borrower or any of its Subsidiaries, any other Environmental Claims or any violation of or liability under any Environmental
Law), or any action, suit or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, related to any of the foregoing, and in any case whether or not such Indemnified Person is a party to any such action, proceeding or suit or a subject of any such inquiry or investigation; provided, however, that no Indemnified Person shall have the right to be indemnified hereunder for any Indemnified Costs to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person. All of the foregoing Indemnified Costs of any Indemnified Person shall be paid or reimbursed by the Borrower, as and when incurred and upon demand.

         11.3 Governing Law; Consent to Jurisdiction. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS HAVE BEEN EXECUTED, DELIVERED AND ACCEPTED IN, AND SHALL BE DEEMED TO HAVE BEEN MADE IN, MICHIGAN AND SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF); THE BORROWER HEREBY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN WAYNE COUNTY, MICHIGAN OR ANY FEDERAL COURT LOCATED WITHIN THE EASTERN DISTRICT OF THE STATE OF MICHIGAN FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH THE AGENT OR ANY LENDER OR THE BORROWER IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT OR ANY LENDER OR THE BORROWER. THE BORROWER IRREVOCABLY AGREES TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING. THE BORROWER CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH HEREINBELOW, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE
(3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

         11.4 Notices. All notices and other communications provided for hereunder shall be in writing (including facsimile transmission) and mailed, telecopied or delivered to the party to be notified at the following addresses:

         (a) if to the Borrower, to Lason, Inc., 1305 Stephenson Highway, Troy, Michigan 48083, Attention: Mr. Ronald D. Risher, Telecopy No. (248) 597-5818, with a copy to Mayer, Brown, Rowe & Maw, Attention: Mr. Lawrence K. Snider, Esq., Telecopy No. (312) 701-7711;

         (b) if to the Agent, to Bank One, NA, 611 Woodward Avenue, Detroit, Michigan 48226, Attention: Francelle E. Fulton, Telecopy No. (313) 225-4355, with a copy to Dickinson Wright, PLLC, Attention: Mr. William T. Burgess, Telecopy No. (313) 223-3598; and

         (c) if to any Lender, to it at the address set forth on its signature page hereto (or if to any Lender not a party hereto as of the date hereof, at the address set forth in its Assignment and Acceptance);

or in each case, to such other address as any party may designate for itself by like notice to all other parties hereto. All such notices and communications shall be deemed to have been given (i) if mailed as provided above by any method other than overnight delivery service, on the third Business Day after deposit in the mails, (ii) if sent by overnight delivery service or telecopied when delivered or transmitted by telecopier, respectively, or (iii) if delivered by hand, upon delivery; provided that notices and communications to the Agent shall not be effective until received by the Agent.

         11.5 Amendments, Waivers, etc. No amendment, modification, waiver or discharge or termination of, or consent to any departure by the Borrower from, any provision of this Agreement shall be effective unless in a writing signed by the Required Lenders (or by the Agent at the direction or with the consent of the Required Lenders), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall

              (i)  unless agreed to by each Lender directly affected thereby,
         (a) reduce or forgive the principal amount of any Loan, reduce the rate of or forgive any interest thereon, or reduce or forgive any fees or other Obligations (other than fees payable to the Agent for its own account) or (b) extend the Facility Termination Date or any other date fixed for the payment of any principal of or interest on any Loan or any fees (other than fees payable to the Agent for its own account);

              (ii) unless agreed to by all of the Lenders, (a) change the percentage of the aggregate unpaid principal amount of the Loans that shall be required for the Lenders or any of them to take or approve, or direct the Agent to take, any action hereunder (including as set forth in the definition of "Required Lenders"), (b) except pursuant to a transaction permitted by the terms of this Agreement or any other Credit Document, release all or substantially all of the Collateral or release any Guarantor from its obligations under the Guaranty or (c) change any provision of this Section; and

              (iii) unless agreed to by the Agent in addition to the Lenders required as provided hereinabove to take such action, affect the respective rights or obligations of the Agent hereunder or under any of the other Credit Documents;

and provided further that any Hedge Agreement to which any Lender is a party may be amended or modified, and any rights thereunder waived, in a writing signed by the parties thereto.

         11.6 Assignments, Participations. (a) Each Lender may assign to one or more Eligible Assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the outstanding Loans made by it and the Note or Notes held by it); provided, however, that (i) any such assignment (other than an assignment to a Lender or an Affiliate of a Lender) shall not be made without the prior written consent of the Agent (to be evidenced by its counterexecution of the relevant Assignment and Acceptance), which consent shall not be unreasonably withheld,
(ii) each such assignment shall be of a uniform, and not varying, percentage of all of the assigning Lender's rights and obligations under this Agreement, (iii) except in the case of an assignment to a Lender or an Affiliate of a Lender, no such assignment shall be in an aggregate principal amount (determined as of the date of the Assignment and Acceptance with respect to such assignment) less than $1,000,000 and (iv) the parties to each such assignment will execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment, and will pay a nonrefundable processing fee of $3,500 to the Agent for its own account. Upon such execution, delivery, acceptance and recording of the Assignment and Acceptance, from and after the effective date specified therein, which effective date shall be at least five Business Days after the execution thereof (unless the Agent shall otherwise agree), (A) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of the assigning Lender hereunder with respect thereto and (B) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than rights under the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of fees, costs and expenses, to the extent such rights relate to the time prior to the effective date of such Assignment and Acceptance) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The terms and provisions of each Assignment and Acceptance shall, upon the effectiveness thereof, be incorporated into and made a part of this Agreement, and the covenants, agreements and obligations of each Lender set forth therein shall be deemed made to and for the benefit of the Agent and the other parties hereto as if set forth at length herein.

         (b) The Agent will maintain at its address for notices referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.

         (c) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee and, if required, counterexecuted by the Borrower, together with the Note or Notes subject to such assignment and the processing fee referred to in subsection (a) above, the Agent will (i) accept such Assignment and Acceptance, (ii) on the effective date thereof, record the information contained therein in the Register and (iii) give notice thereof to the Borrower and the Lenders. Within five (5) Business Days after its receipt of such notice, the Borrower, at its own expense, will execute and deliver to the Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of the Assignee (and, if the assigning Lender has retained any portion of its rights and obligations hereunder, to the order of the assigning Lender), prepared in accordance with the provisions of Section 2.8 as necessary to reflect, after giving effect to the assignment, the Loans of the Assignee and (to the extent of any retained interests) the assigning Lender, dated the date of the replaced Note or Notes. The Agent will return canceled Notes to the Borrower.

         (d) Each Lender may, without the consent of the Borrower, the Agent or any other Lender, sell to one or more other Persons (each, a "Participant") participations in any portion comprising less than all of its rights and obligations under this Agreement (including, without limitation, a portion of the outstanding Loans made by it and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged and such Lender shall remain solely responsible for the performance of such obligations, (ii) no Lender shall sell any participation that, when taken together with all other participations, if any, sold by such Lender, covers all of such Lender's rights and obligations under this Agreement (other than to an Affiliate of such Lender), (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and no Lender shall permit any Participant to have any voting rights or any right to control the vote of such Lender with respect to any amendment, modification, waiver, consent or other action hereunder or under any other Credit Document (except as to actions that would (x) reduce or forgive the principal amount of any Loan, reduce the rate of or forgive any interest thereon or reduce or forgive any fees or (y) extend the Facility Termination Date or any other date fixed for the payment of any principal of or interest on any Loan or any fees) and (iv) no Participant shall have any rights under this Agreement or any of the other Credit Documents, each Participant's rights against the granting Lender in respect of any participation to be those set forth in the participation agreement, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not granted such participation. Notwithstanding the foregoing, each Participant shall have the rights of a Lender for purposes of Sections 3.2 and 9.4, and shall be entitled to the benefits thereto, to the extent that the Lender granting such participation would be entitled to such benefits if the participation had not been made, provided that (i) no Participant shall be entitled to receive any greater amount pursuant to any of such Sections than the Lender granting such participation would have been entitled to receive in respect of the amount of the participation made by such Lender to such Participant had such participation not been made and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.2(c) to the same extent as if it were a Lender.

         (e) Nothing in this Agreement shall be construed to prohibit any Lender from pledging or assigning all or any portion of its rights and interest hereunder or under any Note to any Federal Reserve Bank as security for borrowings therefrom; provided, however, that no such pledge or assignment shall release a Lender from any of its obligations hereunder.

         (f) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the Assignee or Participant or proposed Assignee or Participant any information relating to the Borrower and its Subsidiaries furnished to it by or on behalf of any other party hereto, provided that such Assignee or Participant or proposed Assignee or Participant agrees in writing to keep such information confidential to the same extent required of the Lenders under Section 11.12.

         11.7 No Waiver. The rights and remedies of the Agent and the Lenders expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between any of the Borrower and the Agent or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

         11.8 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, and all references herein to any party shall be deemed to include its successors and assigns; provided, however, that (i) the Borrower shall not sell, assign or transfer any of its rights, interests, duties or obligations under this Agreement without the prior written consent of all of the Lenders and (ii) any Assignees and Participants shall have such rights and obligations with respect to this Agreement and the other Credit Documents as are provided for under and pursuant to the provisions of Section 11.6.

         11.9 Survival. All representations, warranties and agreements made by or on behalf of the Borrower or any of its Subsidiaries in this Agreement and in the other Credit Documents shall survive the execution and delivery hereof or thereof and the making and repayment of the Loans. In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of fees, costs and expenses, including, without limitation, the provisions of
Article III and Sections 10.7, 11.1 and 11.2, shall survive the payment in full of all Loans and any termination of this Agreement or any of the other Credit Documents.

         11.10 Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

         11.11 Construction. The headings of the various articles, sections and subsections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control.

         11.12 Confidentiality. Each Lender agrees to keep confidential, pursuant to its customary procedures for handling confidential information of a similar nature and in accordance with safe and sound banking practices, all nonpublic information provided to it by or on behalf of the Borrower or any of its Subsidiaries in connection with this Agreement or any other Credit Document; provided, however, that any Lender may disclose such information (i) to its directors, employees and agents and to its auditors, counsel and other professional advisors, (ii) at the demand or request of any bank regulatory authority, court or other Governmental Authority having or asserting jurisdiction over such Lender, as may be required pursuant to subpoena or other legal process, or otherwise in order to comply with any applicable Requirement of Law, (iii) in connection with any proceeding to enforce its rights hereunder or under any other Credit Document or any other litigation or proceeding related hereto or to which it is a party, (iv) to the Agent or any other Lender, (v) to the extent the same has become publicly available other than as a result of a breach of this Agreement and (vi) pursuant to and in accordance with the provisions of Section 11.6(f).

         11.13 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

         11.14 Entire Agreement. THIS AGREEMENT AND THE OTHER DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH (A) EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND THERETO RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, (B) SUPERSEDE ANY AND ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND (C) MAY NOT BE AMENDED, SUPPLEMENTED, CONTRADICTED OR OTHERWISE MODIFIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         11.15 Release. The Borrower represents and warrants that, as of the date hereof, it is not aware of any claims or causes of action against the Agent or any Lender, any participant lender or any of their successors or assigns, and that it has no defenses, offsets or counterclaims with respect to the indebtedness owed by the Borrower to the Lenders. Notwithstanding this representation and as further consideration for the agreements and understandings herein, the Borrower, on behalf of itself and its employees, agents, executors, heirs, successors and assigns, hereby releases the Agent and the Lenders, their respective predecessors, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, successors and assigns, from any liability, claim, right or cause of action which now exists or hereafter arises as a result of acts, omissions or events occurring on or prior to the date hereof, whether known or unknown, including but not limited to claims arising from or in any way related to the Pre-Petition Credit Agreement or the business relationship among the Borrower, the Guarantors, the Agent and the Lenders.

         11.16 Waiver of Jury Trial. THE BORROWER, EACH LENDER AND THE AGENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH THE BORROWER, ANY LENDER OR THE AGENT IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY BORROWER, ANY LENDER OR THE AGENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The Borrower, each Lender and the Agent, (i) acknowledges that this waiver is a material inducement to enter into a business relationship, that it has relied on this waiver in entering into this Agreement and that it will continue to rely on this waiver in its related future dealings with the other parties hereto, and (ii) further warrants and represents that it has reviewed this waiver with its legal counsel and that, based upon such review, it knowingly and voluntarily waives its jury trial rights to the extent permitted by applicable law. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS OR SUPPLEMENTS TO OR RESTATEMENTS OF THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                 LASON, INC.


                                 By:  /s/ Douglas S. Kearney
                                    ----------------------------------------

                                         Title:  Chief Financial Officer
                                               -----------------------------


Amount of Term Credit            BANK ONE, NA, as Agent and as a
---------------------            Lender
$ 11,533,211 (23.020%)


                                 By:  /s/ Francelle E. Fulton
                                    --------------------------------------------

                                       Title:  First Vice President
                                             -----------------------------------


Amount of Term Credit            COMERICA BANK
---------------------
$  4,680,405 (9.342%)

                                 By:  /s/ Jeffrey E. Peck
                                    --------------------------------------------

                                       Title:  Vice President
                                             -----------------------------------


Amount of Term Credit            ABN AMRO BANK N.V.
$  3,744,324 (7.474%)
-  ------------------

                                 By:  /s/ Steven C. Wimpenny / Parker H. Douglas
                                    --------------------------------------------

                                       Title:  Group Senior VP / Group President
                                             -----------------------------------


Amount of Term Credit            UNION BANK OF CALIFORNIA, N.A.
---------------------
$  2,995,459 (5.979%)

                                 By:  /s/ Robert C. Greb
                                    --------------------------------------------

                                         Title:  Vice President
                                               ---------------------------------

Amount of Term Credit                NATIONAL CITY BANK
---------------------
$  3,744,324 (7.474%)

                                     By:  /s/ John R. DeFrancesco_______________
                                        -------------------------

                                             Title:  Senior Vice President______
                                                   -----------------------


Amount of Term Credit                STANDARD FEDERAL BANK
---------------------
$  2,995,459 (5.979%)

                                     By:  /s/ Otto A. Wilhelm
                                        ----------------------------------------

                                             Title:  First Vice President
                                                   -----------------------------


Amount of Term Credit                JP MORGAN CHASE BANK
---------------------
$  2,246,595 (4.484%)

                                     By:  /s/ Arlene M. Carroll
                                        ----------------------------------------

                                             Title:  Vice President
                                                   -----------------------------


Amount of Term Credit                CREDIT LYONNAIS
---------------------
$  4,680,405 (9.342%)

                                     By:  /s/ John-Charles van Essche
                                        ----------------------------------------

                                             Title:  Vice President
                                                   -----------------------------


Amount of Term Credit                BARCLAYS BANK PLC
---------------------
$  2,246,595 (4.484%)

                                     By:  /s/ Robert A. Esposito
                                        ----------------------------------------

                                             Title:  Director
                                                   -----------------------------

Amount of Term Credit                    MIZUHO CORPORATE BANK, LTD.
---------------------
$  2,995,459 (5.979%)

                                         By:  /s/ John D. Doyle
                                            ------------------------------------

                                                 Title:  Senior Vice President
                                                       -------------------------



Amount of Term Credit                    ARK-CLO (2000), LIMITED
---------------------
$  5,990,919 (11.958%)

                                         By:
                                            ------------------------------------
                                                 Title:
                                                       -------------------------


Amount of Term Credit                    GE CAPITAL CREDIT CORPORATION
---------------------
$  2,246,595 (4.484%)

                                         By:
                                            ------------------------------------
                                                 Title:
                                                       -------------------------